Exhibit 10.1
CREDIT AGREEMENT
among
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.,
TOWN SPORTS INTERNATIONAL, LLC,
VARIOUS LENDERS
and
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as ADMINISTRATIVE AGENT

Dated as of February 27, 2007

DEUTSCHE BANK SECURITIES INC.,
as SOLE LEAD ARRANGER and BOOK MANAGER

Page
7.23 Subordination	47

SECTION 8. Affirmative Covenants	47

8.01 Information Covenants	48
(a) Monthly Reports	48
(b) Quarterly Financial Statements	48
(c) Annual Financial Statements	48
(d) Management Letters	49
(e) Budgets	49
(f) Officer’s Certificates	49
(g) Notice of Default, Litigation and Material Adverse Effect	50
(h) Other Reports and Filings	50
(i) Environmental Matters	50
(j) Other Information	51
8.02 Books, Records and Inspections; Annual Meetings	51
8.03 Maintenance of Property; Insurance	51
8.04 Existence; Franchises	52
8.05 Compliance with Statutes, etc.	52
8.06 Compliance with Environmental Laws	52
8.07 ERISA	53
8.08 End of Fiscal Years; Fiscal Quarters	54
8.09 Performance of Obligations	55
8.10 Payment of Taxes	55
8.11 Use of Proceeds	55
8.12 Additional Security; Further Assurances; etc.	55
8.13 Foreign Subsidiaries Security	56
8.14 Ownership of Subsidiaries; etc.	57
8.15 Maintenance of Corporate Separateness	57
8.16 Permitted Acquisitions	57
8.17 Cash on Hand at the Captive Insurance Company and the License Subsidiary	59
8.18 Existing Senior Notes Redemption	59
8.19 Contributions	59

SECTION 9. Negative Covenants	59

9.01 Liens	59
9.02 Consolidation, Merger, Purchase or Sale of Assets, etc.	62
9.03 Dividends	64
9.04 Indebtedness	65
9.05 Advances, Investments and Loans	68
9.06 Transactions with Affiliates	70
9.07 Maximum Total Leverage Ratio	71
9.08 Limitations on Payments of Existing Holdings Notes, Replacement Holdings Notes and Borrower Notes; Modifications of Existing Holdings Note Documents, Replacement Holdings Note Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	71

SCHEDULES

SCHEDULE I	Commitments
SCHEDULE II	Lender Addresses
SCHEDULE III	Existing Letters of Credit
SCHEDULE IV	Real Property
SCHEDULE V	Plans
SCHEDULE VI	Subsidiaries
SCHEDULE VII	Existing Indebtedness
SCHEDULE VIII	Insurance
SCHEDULE IX	Legal Names, Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.
SCHEDULE X	Existing Liens
SCHEDULE XI	Existing Investments
EXHIBITS

EXHIBIT A-1	Notice of Borrowing
EXHIBIT A-2	Notice of Conversion/Continuation
EXHIBIT B-1	Initial Term Note
EXHIBIT B-2	Revolving Note
EXHIBIT B-3	Swingline Note
EXHIBIT B-4	Incremental Term Note
EXHIBIT C	Letter of Credit Request
EXHIBIT D	Section 4.04(b)(ii) Certificate
EXHIBIT E	Opinion of Proskauer Rose LLP
EXHIBIT F	Officers’ Certificate
EXHIBIT G-1	Borrower/Sub Pledge Agreement
EXHIBIT G-2	Holdings Pledge Agreement
EXHIBIT H	Security Agreement
EXHIBIT I	Subsidiaries Guaranty
EXHIBIT J	Solvency Certificate
EXHIBIT K	Compliance Certificate
EXHIBIT L	Assignment and Assumption Agreement
EXHIBIT M	Joinder Agreement
EXHIBIT N	Subordination Provisions
EXHIBIT O	Incremental Term Loan Commitment Agreement

     CREDIT AGREEMENT, dated as of February 27, 2007, among TOWN SPORTS INTERNATIONAL HOLDINGS, INC., a Delaware corporation (“Holdings”), TOWN SPORTS INTERNATIONAL, LLC, a New York limited liability company (the “Borrower”), the Lenders party hereto from time to time, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as administrative agent (in such capacity, the “Administrative Agent”). All capitalized terms used herein and defined in Section 11 are used herein as therein defined.
W I T N E S S E T H:
     WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;
     NOW, THEREFORE, IT IS AGREED:
     SECTION 1. Amount and Terms of Credit.
     1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make a term loan or term loans (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) to the Borrower, which Initial Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, (A) except as otherwise specifically provided in Section 1.10(b), all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent otherwise has agreed or has determined that the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), no more than one Borrowing of Initial Term Loans to be maintained as Eurodollar Loans may be incurred prior to the 30th day after the Initial Borrowing Date, which Borrowing of Eurodollar Loans may only have an Interest Period of one month and which may only be made within five Business Days after the Initial Borrowing Date, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, Initial Term Loans incurred hereunder may not be reborrowed.
     (b) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time.
     (c) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing of such Tranche on the applicable Incremental Term Loan Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that, except as otherwise specifically provided in Section 1.10(b), all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche on the respective Incremental Term Loan Borrowing Date. Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.
     (d) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Swingline Loans) at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 1.01(d), (1) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to an RL Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans, and (2) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

     (e) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each such RL Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.
     1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 15 Borrowings of Eurodollar Loans in the aggregate for all Tranches of Loans (unless a greater number of such Borrowings is agreed to by the Administrative Agent).

     1.03 Notice of Borrowing. (a) Whenever the Borrower desires to incur (x) Eurodollar Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder or (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), it shall give the Administrative Agent at the Notice Office at least one Business Day’s prior notice of each Base Rate Loan to be incurred hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) on such day. Each such notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Initial Term Loans, Revolving Loans or Incremental Term Loans and, if Incremental Term Loans, the specific Tranche thereof, (iv) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto, and (v) to the extent that the Existing Holdings Note Indenture is in effect and the aggregate amount of the Revolving Obligations after giving effect to such Borrowing would exceed $50,000,000, that the Borrower has confirmed that such Borrowing is permitted to be incurred under, and does not violate the provisions of, the Existing Holdings Note Indenture and the specific clause of the Existing Holdings Note Indenture that the Borrower is relying on to incur such Borrowing. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, written notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
     (b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.
     (ii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(e), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 1.01(e).
     (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline

Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.
     1.04 Disbursement of Funds. No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 3:00 P.M. (New York time) on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York time) on the date specified in Section 1.01(e)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
     1.05 Notes. (a) The Borrower’s obligations to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Initial Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each an “Initial Term Note” and, collectively, the “Initial Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes”), (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “Swingline Note”), and (iv) in the case of Incremental Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each, an “Incremental Term Note” and, collectively, the “Incremental Term Notes”).
     (b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.
     (c) Notwithstanding anything to the contrary contained above in this Section 1.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
     1.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans which may not be converted pursuant to this Section 1.06) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into Eurodollar Loans if (x) any Event of Default under Section 10.05 is in existence on the proposed date of conversion or (y) any other Event of Default or any Specified Default is in existence on the proposed date of the conversion and (in the case of this sub-clause (y) only) the Required Lenders determine (in their sole discretion) that such conversion would be disadvantageous to the Lenders at such time, (iii) unless the Administrative Agent otherwise has agreed or has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 30th day following the Initial Borrowing Date, conversions of Initial Term Loans that are maintained as Base Rate Loans into Eurodollar Loans may only be made if any such conversion is effective on the first day of the first Interest Period referred to in clause (B) of Section 1.01(a)(iii) and so long as such conversion does not result in a greater number of Borrowings of Initial Term Loans that are maintained as Eurodollar Loans prior to the 30th day after the Initial Borrowing Date than are permitted under Section

1.01(a)(iii), and (iv) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 11:00 A.M. (New York time) (x) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) in the case of a conversion into Eurodollar Loans and (y) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) in the case of a conversion into Base Rate Loans (in each case, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.
     1.07 Pro Rata Borrowings. All Borrowings of Initial Term Loans, Incremental Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Initial Term Loan Commitments, applicable Incremental Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the RL Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
     1.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06 or 1.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.
     (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the Eurodollar Rate for such Interest Period.
     (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 1.08(c) shall be payable on demand.

     (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Eurodollar Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
     (e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
     1.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower (but otherwise subject to the provisions of clause (B) of the proviso in Section 1.01(a)(iii)), be a one, two, three or six month period, provided that (in each case):
     (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;
     (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
     (iii) if any Interest Period for a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
     (iv) if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

     (v) no Interest Period may be selected at any time if (x) an Event of Default under Section 10.05 is then in existence or (y) any other Event of Default or any Specified Default is then in existence and (in the case of this sub-clause (y) only) the Required Lenders determine (in their sole discretion) that such conversion would be disadvantageous to the Lenders at such time;
     (vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and
     (vii) no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Tranche of Term Loans will be required to be made under Section 4.02(b) if the aggregate principal amount of such Tranche of Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Tranche of Term Loans then outstanding less the aggregate amount of such required repayment.
If by 11:00 A.M. (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.
          1.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):
     (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Effective Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market; or
     (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.
     (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii), the Borrower may, and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii), the Borrower shall, either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).
     (c) If any Lender determines that after the Effective Date the introduction or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.
     1.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans, or assignment of any of its Eurodollar Loans pursuant to Section 1.13, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay Eurodollar Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 1.10(b).
     1.12 Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 1.10, 2.06 and 4.04.
     1.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of an event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04

with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender, provided that:
     (a) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans of a Tranche or Tranches, the outstanding Term Loans of such Tranche or Tranches with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the outstanding Term Loans of the respective Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (II) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then accrued and unpaid interest with respect thereto at such time and (III) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 3.01, (y) except in the case of the replacement of only the outstanding Term Loans of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender, together with all then accrued and unpaid interest with respect thereto at such time, and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender, together with all then accrued and unpaid interest thereon at such time; and
     (b) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those (x) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 1.11 or (y) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.
     Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder and, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 1.13, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.
     1.14 Incremental Term Loan Commitments. (a) The Borrower shall have the right, with the consent of, and in coordination with, the Administrative Agent as to all of the matters set forth below in this Section 1.14, but without requiring the consent of any of the Lenders, to request at any time after the Initial Borrowing Date and prior to February 27, 2012, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Term Loan Commitments to the Borrower and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent and the Borrower an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 1.14, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments, and all Incremental Term Loans to be made pursuant thereto, shall be denominated in Dollars, (iv) the amount of each Tranche of Incremental Term Loan Commitments (whether constituting a new Tranche of Incremental Term Loans or being added to (and thereafter constituting a part of) a then outstanding Tranche of Term Loans) shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment under such Tranche of Incremental Term Loans (including Eligible Transferees who will become Lenders) of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof (or such other integral multiple as may be acceptable to the Administrative

Agent), (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 1.14 and the aggregate principal amount of all Incremental Term Loans to be made pursuant thereto shall not exceed $100,000,000, (vi) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by the Borrower, the Administrative Agent and each such Incremental Term Loan Lender, (vii) each Tranche of Incremental Term Loans shall (A) have an Incremental Term Loan Maturity Date of no earlier than the Initial Term Loan Maturity Date, (B) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans and (C) be subject to the Applicable Margins as are set forth in the Incremental Term Loan Commitment Agreement governing such Tranche of Incremental Term Loans, (viii) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 7.08(c), (ix) each Incremental Term Loan Commitment Agreement shall specifically designate the Tranche or Tranches of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as the Initial Term Loans or any other then existing Tranche of Term Loans) unless the requirements of Section 1.14(c) are satisfied), (x) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Subsidiaries Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Subsidiaries Guaranty, and (xi) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 1.01(c) and such Incremental Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents.
     (b) At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 1.14, the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement, with the effectiveness of the Incremental Term Loan Commitment provided therein (and the making of the respective Incremental Term Loans thereunder) to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any affiliate thereof)), (x) all Incremental Term Loan Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 1.14 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule I shall be deemed modified to reflect the Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Incremental Term Notes will be issued, at the Borrower’s expense, to such Incremental Term Loan Lender in conformity with the requirements of Section 1.05.
     (c) Notwithstanding anything to the contrary contained above in this Section 1.14, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, a then outstanding Tranche of Term Loans so long as the following requirements are satisfied:
     (i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;
     (ii) the new Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Scheduled Term Loan Repayment Dates as then remain with respect to the Tranche of Term Loans to which such new Incremental Term Loans are being added (with the amount of each Scheduled Term Loan Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche of Term Loans to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Term Loan Repayments of the respective Tranche of Term Loans proportionately); and
     (iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 1.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans of the respective Tranche.
     To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Eurodollar Loans of the respective Tranche of Term Loans, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Eurodollar Loans of the respective Tranche and which will end on the last day of such Interest Period). In connection therewith, the Borrower hereby agrees to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding Eurodollar Loans during an existing Interest Period on such basis as may be agreed by the

Borrower and the respective Lender or Lenders as may be provided in the respective Incremental Term Loan Commitment Agreement
     SECTION 2. Letters of Credit.
     2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, for the account of the Borrower and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrower or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.
     (b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
     (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or
     (ii) such Issuing Lender shall have received from the Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 2.03(b).
     2.02 Maximum Letter of Credit Outstandings; Final Maturities. (a) Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $25,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) five Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date.
     (b) Schedule III contains a description of all letters of credit issued by each Issuing Lender pursuant to the Existing Credit Agreement and which are to remain outstanding on the Initial Borrowing Date and sets forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the stated amount, (iv) the name of the beneficiary and (v) the expiry date. Each such letter of credit, including any extension thereof, shall constitute a “Letter of Credit” under, as defined in, and for all purposes of, this Agreement and shall be deemed issued on the Initial Borrowing Date.
     2.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Lender at least four Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each a “Letter of Credit Request”).
     (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.02. Unless the respective Issuing Lender has received notice from the Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 5 or 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written report (which may be transmitted via facsimile) of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to an RL Lender, no Issuing

Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings.
     (c) The initial Stated Amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is acceptable to the respective Issuing Lender.
     2.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each RL Lender, and each such RL Lender (in its capacity under this Section 2.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 1.13 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.
     (b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
     (c) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, on or prior to 1:00 P.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s RL Percentage of the amount of such payment on such Business Day (or to the extent that the Administrative Agent so notifies such Participant after 1:00 P.M. (New York time) on such Business Day, on the immediately succeeding Business Day, in either case) in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.
     (d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
     (e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.
     (f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever (except in the case of an Issuing Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
     (ii) the existence of any claim, setoff, defense or other right which Holdings or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings or any Subsidiary of Holdings and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default.
     2.05 Agreement to Repay Letter of Credit Drawings. (a) The Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrower)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 1:00 P.M. (New York time) on the third Business Day following the receipt by the Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 10.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrower’s obligations hereunder.
     (b) The obligations of the Borrower under this Section 2.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Holdings or any Subsidiary of Holdings may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrower shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
     2.06 Increased Costs. If at any time after the Effective Date, the introduction or effectiveness of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such governmental authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon the delivery of the certificate referred to below to the Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final and conclusive and binding on the Borrower.
     SECTION 3. Commitment Commission; Fees; Reductions of Commitment.
     3.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting RL Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage of the Unutilized Revolving Loan Commitment of such Non-Defaulting RL Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.
     (b) The Borrower agrees to pay to the Administrative Agent for distribution to each RL Lender (based on such RL Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of

Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.
     (c) The Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.
     (d) The Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.
     (e) The Borrower agrees to pay to the Administrative Agent for distribution to the respective Incremental Term Loan Lenders such fees as may be agreed to as provided in Section 1.14(a).
     (f) The Borrower agrees to pay to the Administrative Agent and its Affiliates such fees as may be agreed to in writing from time to time by Holdings and/or any of its Subsidiaries and the Administrative Agent and such Affiliates.
     3.02 Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 3.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each RL Lender.
     (b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the

Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 1.11 but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01), which shall survive as to such repaid Lender.
     3.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on March 15, 2007, unless the Initial Borrowing Date has occurred on or prior to such date.
     (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Initial Term Loan Commitment (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Initial Term Loans on such date).
     (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Incremental Term Loan Commitment under a given Tranche shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Tranche of Incremental Term Loans (after giving effect to the incurrence of Incremental Term Loans of such Tranche on such date).
     (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each RL Lender) shall terminate in its entirety upon the earlier of (i) the Revolving Loan Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, on the date on which a Change of Control occurs.
     SECTION 4. Prepayments; Payments; Taxes.
     4.01 Voluntary Prepayments. (a) The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 11:00 A.M. (New York time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of a prepayment of Swingline Loans) and (y) at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, which notice (in each case) shall specify (I) whether Initial Term Loans, Incremental Term Loans under a given Tranche, Revolving Loans or Swingline Loans shall be prepaid, (II) the amount of such prepayment, (III) the Types of Loans to be prepaid, and (IV) in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which such Eurodollar Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent), (y) each partial prepayment of Revolving Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $500,000 (or such lesser amount as is acceptable to the Administrative Agent) and (z) each partial prepayment of Swingline Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $50,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; (iv) each prepayment in respect of any Tranche of Term Loans made pursuant to this Section 4.01(a) shall be allocated among each of the outstanding Tranches of Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment; and (v) each prepayment of any Tranche of Term Loans pursuant to this Section 4.01(a) shall reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of such Tranche of Term Loans after giving effect to all prior reductions thereto).
     (b) In the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to repay all Loans of such Lender, together with accrued and unpaid interest, Fees, and all other amounts (including all amounts, if any, owing under Section 1.11) then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 3.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments), and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective

Issuing Lenders and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of any Tranche of Term Loans pursuant to this Section 4.01(b) shall reduce the then remaining Scheduled Term Loan Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of such Tranche of Term Loans after giving effect to all prior reductions thereto).
     4.02 Mandatory Repayments . (a) On any day on which the sum of (I) the aggregate outstanding principal amount of all Revolving Loans (after giving effect to all other repayments thereof on such date), (II) the aggregate outstanding principal amount of all Swingline Loans (after giving effect to all other repayments thereof on such date) and (III) the aggregate amount of all Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall prepay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrower to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established and controlled by the Administrative Agent.
     (b) (i) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below (each, a “Scheduled Initial Term Loan Repayment Date”), the Borrower shall be required to repay that principal amount of Initial Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be (x) reduced as provided in Section 4.01(a), 4.01(b) or 4.02(g) or (y) increased as provided in Section 1.14(c), a “Scheduled Initial Term Loan Repayment”):

Scheduled Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2007	$462,500
The last Business Day of the Borrower’s fiscal quarter ending September 30, 2007	$462,500
The last Business Day of the Borrower’s fiscal quarter ending December 31, 2007	$462,500
The last Business Day of the Borrower’s fiscal quarter ending March 31, 2008	$462,500
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2008	$462,500

Scheduled Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending September 30, 2008	$462,500
The last Business Day of the Borrower’s fiscal quarter ending December 31, 2008	$462,500
The last Business Day of the Borrower’s fiscal quarter ending March 31, 2009	$462,500
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2009	$462,500
The last Business Day of the Borrower’s fiscal quarter ending September 30, 2009	$462,500
The last Business Day of the Borrower’s fiscal quarter ending December 31, 2009	$462,500
The last Business Day of the Borrower’s fiscal quarter ending March 31, 2010	$462,500
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2010	$462,500
The last Business Day of the Borrower’s fiscal quarter ending September 30, 2010	$462,500
The last Business Day of the Borrower’s fiscal quarter ending December 31, 2010	$462,500
The last Business Day of the Borrower’s fiscal quarter ending March 31, 2011	$462,500
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2011	$462,500
The last Business Day of the Borrower’s fiscal quarter ending September 30, 2011	$462,500
The last Business Day of the Borrower’s fiscal quarter ending December 31, 2011	$462,500
The last Business Day of the Borrower’s fiscal quarter ending March 31, 2012	$462,500

Scheduled Initial Term Loan Repayment Date	Amount
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2012	$462,500
The last Business Day of the Borrower’s fiscal quarter ending September 30, 2012	$462,500
The last Business Day of the Borrower’s fiscal quarter ending December 31, 2012	$462,500
The last Business Day of the Borrower’s fiscal quarter ending March 31, 2013	$462,500
The last Business Day of the Borrower’s fiscal quarter ending June 30, 2013	$462,500
The last Business Day of the Borrower’s fiscal quarter ending September 30, 2013	$462,500
The last Business Day of the Borrower’s fiscal quarter ending December 31, 2013	$462,500
Initial Term Loan Maturity Date	$172,512,500
     (ii) In addition to any other mandatory repayments pursuant to this Section 4.02, the Borrower shall be required to make, with respect to each Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such date, a “Scheduled Incremental Term Loan Repayment Date”, and each such repayment, as the same may be (x) reduced as provided in Section 4.01(a), 4.01(b) or 4.02(g) or (y) increased as provided in Section 1.14(c), a “Scheduled Incremental Term Loan Repayment”).
     (c) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Holdings or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 9.04 as in effect on the Effective Date), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h).

     (d) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, that with respect to no more than $25,000,000 in the aggregate of such Net Sale Proceeds received by Holdings or its Subsidiaries in any fiscal year of Holdings, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to purchase assets (other than working capital) used or to be used in the businesses permitted pursuant to Section 9.11 within 359 days following the date of such Asset Sale; and provided further, however, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(d) are not so reinvested within such 359-day period (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(d) without regard to the preceding proviso.
     (e) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Flow Payment Date, an amount equal to remainder (if positive) of (A) the Applicable Excess Cash Flow Repayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period minus (B) the aggregate amount of principal repayments of Loans to the extent (and only to the extent) that such repayments were made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds (but in a case of a voluntary prepayment of Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment) during the relevant Excess Cash Flow Payment Period, shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h).
     (f) In addition to any other mandatory repayments pursuant to this Section 4.02, within 30 days following each date on or after the Initial Borrowing Date upon which Holdings or any of its Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Recovery Event Proceeds therefrom do not exceed $100,000), an amount equal to 100% of the Net Recovery Event Proceeds from such Recovery Event shall be applied within such 30 day period as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however that, so long as no Default or Event of Default then exists and such Net Recovery Event Proceeds do not exceed $15,000,000, such Net Recovery Event Proceeds shall not be required to be so applied within such 30 day period to the extent that Holdings has delivered a certificate to the Administrative Agent within such 30-day period stating that such Net Recovery Event Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Recovery Event Proceeds were paid within 180 days following the date of the receipt of such Net Recovery Event Proceeds (which certificate shall set forth the estimates of the Net Recovery Event Proceeds to be so expended); and provided further, that (i) if the amount of such Net Recovery Event Proceeds exceeds $15,000,000, then the entire amount of such Net Recovery Event Proceeds and not just the portion in excess of $15,000,000 shall be applied as provided above in this Section 4.02(f) without regard to the immediately preceding proviso and (ii) if all or any portion of such Net

Recovery Event Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 180 days after the date of the receipt of such Net Recovery Event Proceeds (or such earlier date, if any, as Holdings or the relevant Subsidiary determines not to reinvest the Net Recovery Event Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(f) without regard to the immediately preceding proviso.
     (g) Each amount required to be applied pursuant to Sections 4.02(c), (d), (e) and (f) in accordance with this Section 4.02(g) shall be applied to repay the outstanding principal amount of Term Loans and shall be allocated among each Tranche of outstanding Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of the respective repayment. The amount of each principal repayment of each Tranche of Term Loans made as required by Sections 4.02(c), 4.02(d), 4.02(e) and 4.02(f) shall be applied to reduce the then remaining Scheduled Term Loan Repayments on a pro rata basis (based upon the then remaining principal amounts of such Scheduled Term Loan Repayments of such Tranche of Term Loans after giving effect to all prior reductions thereto).
     (h) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Eurodollar Loans were made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but not an obligation, to minimize breakage cost owing under Section 1.11.
     (i) In addition to any other mandatory repayments pursuant to this Section 4.02, (i) notwithstanding anything to the contrary contained herein, all then outstanding Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans, and (ii) unless the Required Lenders otherwise agree in writing, all then outstanding Loans shall be repaid in full on the date on which a Change of Control occurs.
     4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office; provided that, written notice by the Borrower to the Administrative Agent regarding the making of any payment from the Borrower’s account at the Payment Office shall be deemed the making of such payment to the extent that a sufficient amount of funds are available to be withdrawn from such account and such funds are in fact transferred to the Payment Office. Any payments under this Agreement or under any Note which are made later than 1:00 P.M. (New York time) on any day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
     4.04 Net Payments. (a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts (or such other evidence reasonably satisfactory to the Administrative Agent) evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.
     (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form

W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

     (c) If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time when a Default or an Event of Default exists.
     SECTION 5. Conditions Precedent to Credit Events on the Initial Borrowing Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:
     5.01 Effective Date; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Initial Term Note and/or Revolving Note executed by the Borrower and, if requested by the Swingline Lender, the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.
     5.02 Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.06, 5.07, 5.08, 5.09 and 6.01 have been satisfied on such date.
     5.03 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received from Proskauer Rose LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E.
     5.04 Corporate Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the chairman of the board, the chief executive officer, the president, the chief financial officer or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.
     (b) On the Initial Borrowing Date, all corporate, limited liability company, partnership and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, limited liability company, partnership or governmental authorities.
     5.05 Shareholders’ Agreements; Management Agreements; Non-Compete Agreements; Tax Sharing Agreements; and Existing Indebtedness Agreements. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent true and correct copies of the following documents, certified as such by an Authorized Officer of Holdings or the Borrower, as applicable:
     (i) all agreements entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its Equity Interests and any agreements entered into by its shareholders, members or partners relating to any such entity with respect to its Equity Interests (collectively, the “Shareholders’ Agreements”);
     (ii) all material agreements between Holdings or any of its Subsidiaries and members of the management of Holdings or any of its Subsidiaries or with respect to the management of Holdings or any of its Subsidiaries (collectively, the “Management Agreements”);
     (iii) all non-compete agreements entered into by Holdings or any of its Subsidiaries which restrict the activities of Holdings or any of its Subsidiaries (collectively, the “Non-Compete Agreements”);
     (iv) all tax sharing, tax allocation and other similar agreements entered into by Holdings or any of its Subsidiaries (collectively, the “Tax Sharing Agreements”); and
     (v) all agreements evidencing or relating to Indebtedness of Holdings or any of its Subsidiaries which is to remain outstanding after giving effect to the Transaction (the “Existing Indebtedness Agreements”).
all of which Shareholders’ Agreements, Management Agreements, Non-Compete Agreements, Tax Sharing Agreements and Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent and shall be in full force and effect on the Initial Borrowing Date.

     5.06 Existing Senior Notes Tender Offer/Consent Solicitation; Redemption and Discharge of any remaining Existing Senior Notes. (a) On or prior to the Initial Borrowing Date, (i) the Borrower’s tender offer and consent solicitation with respect to its outstanding Existing Senior Notes (the “Existing Senior Notes Tender Offer/Consent Solicitation”), pursuant to which the Borrower shall have (x) offered, subject to the terms and conditions contained in the Offer to Purchase and Consent Solicitation Statement, dated January 29, 2007, as amended from time to time with the consent of the Administrative Agent (the “Offer to Purchase”) and related Letter of Transmittal and Consent, dated January 29, 2007, as amended from time to time with the consent of the Administrative Agent (the “Letter of Transmittal”), to purchase any and all of the outstanding Existing Senior Notes at the cash price set forth in the Offer to Purchase and (y) solicited consents to certain proposed amendments to the Existing Senior Notes Indenture, on terms and conditions set forth in the Offer to Purchase and Letter of Transmittal, which proposed amendments shall have provided for the substantial elimination of the operating covenants contained in the Existing Senior Notes Indenture (including, without limitation, restrictions on the incurrence of liens, restricted payments, transactions with affiliates and indebtedness) and the amendment or elimination of certain other provisions in the Existing Senior Notes Indenture, shall have expired, (ii) the Borrower shall have received sufficient consents from the holders of the Existing Senior Notes to authorize the execution and delivery of the Existing Senior Notes Indenture Supplement, (iii) the Borrower, the Subsidiary Guarantors and the Existing Senior Notes Trustee shall have duly executed and delivered the Existing Senior Notes Indenture Supplement, (iv) concurrently with the funding of the Initial Term Loans hereunder, the Borrower shall have accepted for purchase all of the Existing Senior Notes validly tendered, and not theretofore withdrawn, pursuant to the Offer to Purchase and Letter of Transmittal (which shall in no event be less than a majority in aggregate principal amount of all outstanding Existing Senior Notes), (v) the Administrative Agent shall have received true and correct copies of the Offer to Purchase, Letter of Transmittal and Existing Senior Notes Indenture Supplement delivered and/or entered into in connection with the Existing Senior Notes Tender Offer/Consent Solicitation, and (vi) the Administrative Agent shall be reasonably satisfied that upon (x) the purchase of all of the Existing Senior Notes validly tendered, and not theretofore withdrawn, pursuant to the Offer to Purchase and Letter of Transmittal and (y) the execution and delivery of the Existing Senior Notes Indenture Supplement by the Borrower and the Subsidiary Guarantors, the Existing Senior Notes Tender Offer/Consent Solicitation shall have been consummated in accordance with the terms of the Offer to Purchase, Letter of Transmittal, the Existing Senior Notes Indenture and all applicable laws.
     (b) To the extent that any Existing Senior Notes remain outstanding on the Initial Borrowing Date after giving effect to the Existing Senior Notes Tender Offer/Consent Solicitation, (i) the Borrower shall have delivered to the Existing Senior Notes Trustee an irrevocable notice of redemption for all outstanding Existing Senior Notes, which redemption (the “Existing Senior Notes Redemption”) shall be effected on April 15, 2007 (the “Existing Senior Notes Redemption Date”) in accordance with the optional redemption provisions set forth in Article Three of the Existing Senior Notes Indenture, (ii) either (x) concurrently with the funding of the Initial Term Loans hereunder, (I) the Borrower shall have irrevocably deposited with the Existing Senior Notes Trustee cash in an amount sufficient to pay and discharge the entire Indebtedness on the outstanding Existing Senior Notes for principal of, premium, if any, and interest on such Existing Senior Notes through the Existing Senior Notes Redemption Date, (II) the Borrower shall have paid all other sums that are then payable by the Borrower under the

Existing Senior Notes Indenture, and (III) the Borrower shall have irrevocably instructed the Existing Senior Notes Trustee in writing to apply the funds referred to in preceding sub-clause (x) (I) to the payment of the Existing Senior Notes on the Existing Senior Notes Redemption Date, or (y) concurrently with the funding of the Initial Term Loans hereunder, the Borrower shall have deposited cash in an amount equal to that amount set forth in preceding sub-clause (x) (I) with the Collateral Agent pursuant to cash collateral arrangements reasonably satisfactory to the Administrative Agent to be held by the Collateral Agent until the Existing Senior Notes Redemption Date and (iii) the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that the matters set forth in preceding clauses (i) through (iii) have been satisfied.
     5.07 Refinancing. On the Initial Borrowing Date and concurrently with the funding of the Initial Term Loans hereunder, all Indebtedness under the Existing Credit Agreement shall have been repaid in full (other than the Existing Letters of Credit that are incorporated herein as Letters of Credit) and all commitments in respect thereof shall have been terminated and all Liens and guaranties in connection therewith shall have been terminated (and all appropriate releases, termination statements or other instruments of assignment with respect thereto shall have been obtained) to the reasonable satisfaction of the Administrative Agent. The Administrative Agent shall have received satisfactory evidence (including satisfactory pay-off letters, mortgage releases, intellectual property releases and UCC-3 termination statements) that the matters set forth in the immediately preceding sentence have been satisfied as of the Initial Borrowing Date.
     5.08 Adverse Change, Approvals. (a) Since December 31, 2005 (but for this purpose assuming that the Transaction had occurred prior to December 31, 2005), nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.
     (b) On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein. On the Initial Borrowing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.
     5.09 Litigation. On the Initial Borrowing Date, there shall be no actions, suits, investigations or proceedings pending or threatened (i) with respect to the Transaction, this Agreement or any other Document or (ii) which the Administrative Agent or the Required

Lenders shall determine has had, or could reasonably be expected to have, a materially adverse effect on the Transaction or a Material Adverse Effect.
     5.10 Pledge Agreements. (a) On the Initial Borrowing Date, the Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G-1 (as amended, modified or supplemented from time to time, the (“Borrower/Sub Pledge Agreement”) and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by the Borrower or such Subsidiary Guarantor, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests purported to be created by the Borrower/Sub Pledge Agreement have been taken and the Borrower/Sub Pledge Agreement shall be in full force and effect.
     (b) On the Initial Borrowing Date, Holdings shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G-2 (as amended, modified, restated and/or supplemented from time to time, the “Holdings Pledge Agreement”) and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Pledge Agreement Collateral referred to therein and then owned by Holdings, together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Holdings Pledge Agreement have been taken, and the Holdings Pledge Agreement shall be in full force and effect.
     5.11 Security Agreement. On the Initial Borrowing Date, the Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit H (as amended, modified or supplemented from time to time, the “Security Agreement”) covering all of the Borrower’s or such Subsidiary Guarantor’s Security Agreement Collateral, together with:
     (i) proper financing statements (Form UCC-1 or the equivalent) fully authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests purported to be created by the Security Agreement;
     (ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Holdings or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Initial Borrowing Date, together with copies of such other financing statements that name Holdings or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);
     (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent desirable, to perfect the security interests intended to be created by the Security Agreement; and
     (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.
In addition, the Borrower shall have used its commercially reasonable efforts to obtain “control agreements” in the form attached as Annex G to the Security Agreement (with such modifications thereto as may be agreed to by the Administrative Agent) from JP Morgan Chase Bank with respect to those deposit accounts listed on Annex F-2 to the Security Agreement, and the Borrower shall have delivered to the Administrative Agent fully executed counterparts of those “control agreements” so obtained by the Initial Borrowing Date.
     5.12 Subsidiaries Guaranty. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit I (as amended, modified or supplemented from time to time, the “Subsidiaries Guaranty”), and the Subsidiaries Guaranty shall be in full force and effect.
     5.13 Financial Statements; Pro Forma Financials; Projections; etc. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 7.05(a) and (d), which historical financial statements, pro forma financial statements and Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
     (b) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of Holdings by the chief financial officer of Holdings, (i) certifying on behalf of Holdings that this Agreement and the incurrence of all Loans and the issuance of all Letters of Credit, and the entering into of the Holdings Pledge Agreement, on the Initial Borrowing Date are permitted under (and do not violate the provisions of) the Existing Holdings Notes Indenture and (ii) containing financial calculations (in reasonable detail) demonstrating that the Consolidated Fixed Coverage Ratio (as defined in the Existing Holdings Notes Indenture) of each of Holdings and the Borrower exceeds 2.0 to 1.0 (after giving pro forma effect to the Transaction on the Initial Borrowing Date).
     5.14 Solvency Certificate; Insurance Certificates. On the Initial Borrowing Date, the Administrative Agent shall have received:
     (i) a solvency certificate from the chief financial officer of Holdings in the form of Exhibit J hereto; and

     (ii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of the Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent.
     5.15 Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid to the Administrative Agent and each Lender all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then due.
     SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:
     6.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
     6.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a Swingline Loan or Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 1.03(b)(i).
     (b) Prior to the issuance of each Letter of Credit (other than the Letters of Credit referred to in Section 2.02(b)), the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).
     6.03 No Excess Cash. The obligation of each Lender to make Revolving Loans, and the obligation of the Swingline Lender to make Swingline Loans, in each case, shall be subject to the satisfaction of the condition that at the time of each such making of a Revolving Loan or Swingline Loan and immediately after giving effect thereto the Borrower and its Domestic Subsidiaries shall not hold cash and Cash Equivalents in an aggregate amount (after giving effect to the incurrence of such Credit Event and the application of proceeds therefrom and the application of any other cash or Cash Equivalents on hand (to the extent such proceeds and/or other cash or Cash Equivalents are actually utilized by the Borrower and/or any Domestic

Subsidiary of the Borrower on the respective date of incurrence of the respective Credit Event for a permitted purpose other than an investment in Cash Equivalents)) in excess of $15,000,000.
     The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Holdings and the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 5 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 6 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
     SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings (as to itself only) and the Borrower (as to itself and each of its Subsidiaries) makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
     7.01 Organizational Status. Each of Holdings and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     7.02 Power and Authority. Each Credit Party has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Documents to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
     7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement, partnership agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries.
     7.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made within ten days following the Initial Borrowing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document.
     7.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Holdings’ Projections. (a) (i) The consolidated balance sheets of Holdings and its Subsidiaries for Holdings’ fiscal years ended on December 31, 2004 and December 31, 2005, respectively, and its fiscal quarter ended on September 30, 2006, and (in each case) the related consolidated statements of income, cash flows and shareholders’ equity (or deficit, as the case may be) of Holdings and its Subsidiaries for such fiscal years or fiscal quarter (as the case may be) ended on such dates, copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of Holdings and its Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of Holdings and its Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except, in the case of such interim financial statements, for the absence of footnotes and normal year-end audit adjustments).
     (ii) The pro forma consolidated financial statements of Holdings and its Subsidiaries at September 30, 2006 after giving effect to the Transaction and the financing therefor, copies of which have been furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the pro forma consolidated financial position of Holdings and its Subsidiaries as of September 30, 2006 and the pro forma consolidated results of operations of Holdings and its Subsidiaries for the twelve-month period ended on September 30, 2006. Such pro forma financial statements have been prepared on a basis consistent with the historical financial statements set forth in clause (i) of this Section 7.05(a).
     (b) On and as of the Initial Borrowing Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower on a stand-alone basis, of Holdings and its Subsidiaries taken as a whole and of the Borrower and its Subsidiaries taken as a whole will exceed its or their respective debts, (ii) the Borrower on a stand-alone basis, Holdings and its Subsidiaries taken as a whole and the Borrower and its Subsidiaries taken as a whole has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Borrower on a stand-alone basis, Holdings and its Subsidiaries taken as a whole and the Borrower and its Subsidiaries taken as a whole will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 7.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     (c) Except (i) as fully disclosed in the financial statements referred to in Section 7.05(a) and (ii) for the Obligations, there were as of the Initial Borrowing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Initial Borrowing Date and except for the Obligations, neither Holdings nor the Borrower knows of no reasonable basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements or referred to in Section 7.05(a) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (d) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date represent estimates of the performance of the Borrower and its Subsidiaries for the periods stated therein based upon assumptions which were believed by the Borrower in good faith to be reasonable when made and continue to be reasonable as of the Initial Borrowing Date; provided, however, that the foregoing is not a guarantee that such projections will be achieved. The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes in good faith to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Initial Borrowing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein; it being understood that the Projections are subject to significant risks and uncertainties, many of which are beyond the Borrower’s control.
     (e) After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to December 31, 2005), since December 31, 2005, there has been no change in the condition (financial or otherwise), business, operations, assets, liabilities or prospects of Holdings or any of its Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
     7.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings and the Borrower, threatened (i) with respect to the Transaction or any Document or (ii) that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
     7.07 True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
     7.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans will be used by the Borrower to (i) finance the Refinancing, (ii) finance the Existing Senior Notes Tender Offer/Consent Solicitation and the Existing Senior Notes Redemption, (iii) add up to approximately $4,000,000 in cash to the Borrower’s balance sheet and (iv) pay the fees and expenses incurred in connection with the Transaction.
     (b) All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries; provided that no proceeds of Revolving Loans or Swingline Loans may be used to effect the Transaction or to pay any fees and expenses incurred in connection therewith.
     (c) All proceeds of Incremental Term Loans will be used for the working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries.
     (d) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     7.09 Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and state income tax returns and all other material tax returns, domestic and foreign (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries for the periods covered thereby. Each of Holdings and each of its Subsidiaries has paid all taxes and assessments due and payable by it, other than those that are immaterial and those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of Holdings and its Subsidiaries in accordance with generally accepted accounting principles. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Holdings or any of its Subsidiaries, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to result in a material liability to Holdings and its Subsidiaries taken as a whole. As of the Initial Borrowing Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.
     7.10 Compliance with ERISA. (a) Schedule V sets forth, as of the Initial Borrowing Date, the name of each Plan. Except to the extent that a breach of any of the following representations or warranties in this clause (a), either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: each Plan is in compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service or has submitted or is within the remedial amendment period for submitting an application for a determination letter with the Internal Revenue Service, or is a prototype plan that has received an Internal Revenue Service opinion letter with respect to the prototype plan document, to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code, and, to Holdings’ and the Borrower’s knowledge, no event has occurred and no condition or circumstance has existed that has resulted, or would be likely to result, in the revocation of any such determination or opinion, rejection of such an application or the failure to issue such a favorable determination letter; no Reportable Event has occurred; no Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan that is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such Sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan have been timely made; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or, to Holdings’ and the Borrower’s knowledge, expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to Holdings’ and the Borrower’s knowledge, expected or threatened; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries and its ERISA Affiliates to all Plans that are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Plan ended prior to the date hereof could not reasonably be expected, either individually or in the aggregate, to be material; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan; and Holdings and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to be material.
     (b) Except to the extent that a breach of any of the following representations or warranties in this clause (b), either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
     7.11 The Security Documents. (a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the respective Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 days (or 90 days in the case of filings to be made with the United States Copyright Office or the United States Patent and Trademark Office) following the Initial Borrowing Date will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The recordation of (x) the Grant of Security Interest in U.S. Patents, if applicable, and (y) the Grant of Security Interest in U.S. Trademarks, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.
     (b) The security interests created under each Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in each Pledge Agreement, subject to no security interests of any other Person. No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under either Pledge Agreement other than with respect to that portion of the Pledge Agreement Collateral constituting a “general intangible” under the UCC which is not also a “certificated security” (as defined in the UCC as in effect with New York).
     7.12 Properties. All Real Property owned or leased by Holdings or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is set forth in Schedule IV. Each of Holdings and each of its Subsidiaries has good and marketable title to all material properties owned by it, and a valid leasehold interest in all material property leased by it, including (in each case) all material property reflected in the most recent historical balance sheets referred to in Section 7.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.
     7.13 Capitalization. On the Initial Borrowing Date, the authorized capital stock of Holdings consists of (i) 100,000,000 shares of common stock, par value $.001 per share (the “Holdings Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, no shares of which preferred stock are issued or outstanding. All outstanding shares of capital stock of Holdings have been duly and validly issued and are fully paid and non-assessable. Holdings does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, except for options and warrants to purchase shares of Holdings common stock and/or Qualified Preferred Stock which may be issued from time to time.
     7.14 Subsidiaries. Holdings has no Subsidiaries other than (i) those Subsidiaries listed on Schedule VI (which Schedule identifies the direct owner of each such Subsidiary on the Initial Borrowing Date and their percentage ownership interest therein) and (ii) new Subsidiaries created in compliance with Section 9.12.
     7.15 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     7.16 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     7.17 Environmental Matters. (a) Each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of Holdings and the Borrower, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including, to the knowledge of Holdings and the Borrower, any such claim arising out of the ownership, lease or operation by Holdings or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Subsidiaries, or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries (including, to the knowledge of Holdings and the Borrower, any Real Property formerly owned, leased or operated by Holdings or any of its Subsidiaries but no longer owned, leased or operated by Holdings or any of its Subsidiaries) or, to the knowledge of Holdings and the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Holdings or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.
     (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or could be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim against Holdings or any of its Subsidiaries.
     (c) Notwithstanding anything to the contrary in this Section 7.17, the representations and warranties made in this Section 7.17 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     7.18 Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings and the Borrower, threatened against Holdings or any of its Subsidiaries and (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
     7.19 Intellectual Property, etc. Each of Holdings and each of its Subsidiaries owns or has the right to use all the domestic and foreign patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs, databases and data collections) and formulas, or has rights with respect to the foregoing, and has obtained assignments of all licenses and other proprietary rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
     7.20 Indebtedness. Schedule VII sets forth a true and complete list of all Indebtedness (including Contingent Obligations) of Holdings and its Subsidiaries as of the Initial Borrowing Date (excluding the Obligations and the Existing Holdings Notes, the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.
     7.21 Insurance. Schedule VIII sets forth a true and complete listing of all insurance maintained by Holdings and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.
     7.22 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule IX sets forth, as of the Initial Borrowing Date, the legal name of each Credit Party, the type of organization of each Credit Party, whether or not each Credit Party is a registered organization (within the meaning of the New York UCC), the jurisdiction of organization of each Credit Party, the location (within the meaning of the New York UCC) of each Credit Party, and the organizational identification number (if any) of each of Credit Party.
     7.23 Subordination. After the execution and delivery thereof, each Borrower Note Document, to the extent that the Borrower Notes are issued on a subordinated basis, is enforceable against the Borrower, the Subsidiary Guarantors and the holders of the Borrower Notes evidenced thereby, and all Obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Credit Documents are within the definition of “Senior Debt” (or any relevant similar term) included in such subordination provisions
     SECTION 8. Affirmative Covenants. Each of Holdings (as to itself only) and the Borrower (as to itself and each of its Subsidiaries) hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
     8.01 Information Covenants. Holdings will furnish to each Lender:
     (a) Monthly Reports. Within 30 days after the end of each fiscal month of Holdings (commencing with its fiscal month ending on February 28, 2007), the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and retained earnings (or accumulated deficit, as the case may be) and statement of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year and comparable budgeted figures for such fiscal month as set forth in the respective budget delivered pursuant to Section 8.01(e), all of which shall be certified by an Authorized Financial Officer of Holdings that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.
     (b) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings and its Subsidiaries at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings (or accumulated deficit, as the case may be) and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable budgeted figures for such quarterly accounting period as set forth in the respective budget delivered pursuant to Section 8.01(e), all of which shall be certified by an Authorized Financial Officer of Holdings that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period (it being understood and agreed that any such management’s discussion and analysis set forth in Holdings’ Form 10-Q filed with the SEC for the respective quarterly accounting period shall satisfy the requirements of this sub-clause (ii) so long as a copy of such Form 10-Q has been delivered to the Lenders pursuant to this Section 8.01(b) or Section 8.01(h)).
     (c) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings (commencing with its fiscal year ended December 31, 2006), (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings (or accumulated deficit, as the case may be) and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year (it being understood and agreed that any such management’s discussion and analysis set forth in Holdings’ Form 10-K filed with the SEC for the respective fiscal year shall satisfy the requirements of this sub-clause (ii) so long as a copy of such Form 10-K has been delivered to the Lenders pursuant to this Section 8.01(c) or Section 8.01(h).
     (d) Management Letters. Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.
     (e) Budgets. No later than 30 days following the first day of each fiscal year of Holdings, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for Holdings and its Subsidiaries on a consolidated basis) for each of the twelve months of such fiscal year prepared in detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.
     (f) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(b) and (c) (provided that the compliance certificate delivered in connection with the annual financial statements for Holdings’ fiscal year ended December 31, 2006 may be delivered with 120 days after the close of such fiscal year), a compliance certificate from an Authorized Financial Officer of Holdings in the form of Exhibit K certifying on behalf of Holdings that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 9.01(x), 9.01(xv), 9.02(iv), 9.03(iii), 9.03(v), 9.03(ix), 9.04(iii), 9.04(vi), 9.04(xiii), 9.05(vii) (in respect of Intercompany Loans outstanding to Wholly-Owned Foreign Subsidiaries of the Borrower and to the Captive Insurance Company and the License Subsidiary), 9.05(viii) (in respect of cash capital contributions to the Captive Insurance Company and the License Subsidiary), 9.05(xiii) and 9.07, at the end of such fiscal quarter or year, as the case may be, (ii) if delivered with the financial statements required by Section 9.01(c), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period as well as the Applicable Excess Cash Flow Repayment Percentage, and (iii) certify that there have been no changes to Annexes C through F, and Annexes I through K, in each case of the Security Agreement, Annexes A through F of the Borrower/Sub Pledge Agreement and Annexes A through F of the Holdings Pledge Agreement, in each case since the

Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(f), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents).
     (g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of Holdings or the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation (including, without limitation, by the New York Insurance Department) or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
     (h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of its material Indebtedness (including the Existing Holdings Notes, any Replacement Holdings Notes or any Borrower Notes) pursuant to the terms of the documentation governing such Indebtedness.
     (i) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:
     (i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;
     (ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;
     (iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and

     (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event Holdings shall deliver to each Lender all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.
     (j) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.
     8.02 Books, Records and Inspections; Annual Meetings. (a) Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with (and to the extent required by) generally accepted accounting principles and all applicable requirements of law shall be made in relation to its business and activities. Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, permit, upon reasonable notice to Holdings, officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect, under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary, and to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may reasonably request.
     (b) At a date to be mutually agreed upon between the Administrative Agent and the Borrower occurring on or prior to the 150th day after the close of each fiscal year of the Borrower (commencing with Borrower’s fiscal year ending December 31, 2007), the Borrower will, at the request of the Administrative Agent, hold a meeting with all of the Lenders at which meeting will be reviewed the financial results of Holdings and its Subsidiaries for the previous fiscal year and the budgets presented for the current fiscal year of the Borrower.
     8.03 Maintenance of Property; Insurance. (a) Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, (i) keep, in all material respects, all material property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted, (ii) maintain with financially sound and reputable third party insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its written request therefor, full information as to the insurance carried. The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.
     (b) Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent as loss payee and/or additional insured, as applicable, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.
     (c) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.
     8.04 Existence; Franchises. Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 9.02 or (ii) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     8.05 Compliance with Statutes, etc. Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     8.06 Compliance with Environmental Laws. (a) Holdings and the Borrower will comply, and the Borrower will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws. Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of Holdings or any of its Subsidiaries.
     (b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(i), (ii) at any time that Holdings or any of its Subsidiaries are not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, Holdings and the Borrower will (in each case) provide, at the sole expense of Holdings and the Borrower and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If Holdings or the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by Holdings and the Borrower, and Holdings and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Holdings or the Borrower, all at the sole expense of the Borrower.
     8.07 ERISA. As soon as possible and, in any event, within fifteen (15) Business Days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows of the occurrence of any of the following to the extent that same, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, Holdings will deliver to each of the Lenders a certificate of an Authorized Financial Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency and any notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other government agency with respect thereto: that a Reportable Event has occurred (except to the extent that Holdings has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or ..68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings have been or are reasonably expected to be instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or is reasonably likely to incur any liability to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that Holdings or any Subsidiary of Holdings may incur any liability for retiree benefits pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by the severance pay plans of Holdings or any of its Subsidiaries or Section 601 of ERISA) or any Plan or any Foreign Pension Plan. In addition, Holdings will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. At the request of any Lender, Holdings will also deliver to such Lender a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan or received from any governmental agency or plan administrator or sponsor or trustee with respect to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), shall be delivered to the Lenders no later than ten (10) days after the date such records, documents and/or information has been furnished to the PBGC or any other governmental agency or such notice has been received by Holdings, the respective Subsidiary or the ERISA Affiliate, as applicable. Holdings will ensure, and cause each of its applicable Subsidiaries to ensure, that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     8.08 End of Fiscal Years; Fiscal Quarters. Holdings and the Borrower will, and the Borrower will cause (i) each of its, and each of its Domestic Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Domestic Subsidiaries’, fiscal quarters to end on March 31, June 30, September 30 and December 31, of each fiscal year.

     8.09 Performance of Obligations. Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     8.10 Payment of Taxes. Holdings and the Borrower will pay and discharge, and the Borrower will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.
     8.11 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 7.08.
     8.12 Additional Security; Further Assurances; etc. (a) Holdings and the Borrower will, and the Borrower will cause each of the other Credit Parties to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in such assets and properties (leased or owned) of the Borrower and the other Credit Parties as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”); provided, however, until such time as the Existing Holdings Notes have been repaid in full (or the limitation on Liens covenant under the Existing Holdings Note Indenture has been eliminated), Holdings only shall be required to pledge the Equity Interests of its Subsidiaries pursuant to this Section 8.12. All such security interests shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full.
     (b) Holdings and the Borrower will, and the Borrower will cause each of the other Credit Parties to, at the expense of Holdings and the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require pursuant to this Section 8.12. Additionally, upon the request of the Collateral Agent or the Required Lenders, Holdings

and the Borrower will take, or the Borrower will cause to be taken, such action as may be requested in order to perfect (or maintain the perfection of) the security interests (or take any analogous actions under the applicable provisions of local law in order to protect such security interests) in any Collateral located outside the U.S. owned by Holdings or the other Credit Parties, in each case to the extent such actions are permitted to be taken under the laws of the applicable jurisdictions. Furthermore, Holdings will cause to be delivered to the Collateral Agent such opinions of counsel, title insurance, flood certifications and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 8.12 has been complied with.
     (c) The Borrower agrees to cause each other Credit Party established or created in accordance with Section 9.12 or acquired pursuant to Section 8.16, within 10 Business Days after any such establishment, creation or acquisition, to execute and deliver a counterpart of a Joinder Agreement pursuant to which such Credit Party shall become a party to the Subsidiaries Guaranty, the Borrower/Sub Pledge Agreement and the Security Agreement.
     (d) Except as otherwise provided in clause (c) of this Section 8.12, Holdings and the Borrower agree that each action required above by this Section 8.12 shall be completed as soon as reasonably practicable, but in no event later than 30 days after such action is requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders.
     8.13 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for Holdings or the Borrower, as applicable, reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver to the Administrative Agent evidence, in form and substance reasonably satisfactory to the Administrative Agent, with respect to any Foreign Subsidiary which has not already had all of its stock pledged pursuant to either Pledge Agreement that (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote or, in the case of a Foreign Subsidiary whose capital stock is held by another Foreign Subsidiary, a pledge of any of the capital stock of such Foreign Subsidiary, (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, (iii) the entering into by such Foreign Subsidiary of a pledge agreement in substantially the form of the Borrower/Sub Pledge Agreement and (iv) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case would cause (A) the undistributed earnings of such Foreign Subsidiary (or such Foreign Subsidiary’s parent or indirect parent to the extent that such parent is also a Foreign Subsidiary) as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for federal income tax purposes or (B) other material adverse U.S. federal income tax consequences to the Credit Parties, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to the applicable Pledge Agreement shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to such Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) or (iii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed) or the Borrower/Sub Pledge Agreement (or another pledge agreement in substantially similar form, if needed), as the case may be, granting to the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary’s assets or the equity interests and promissory notes owned by such Foreign Subsidiary, as the case may be, and securing the Obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iv) above, such Foreign Subsidiary shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement, in each case to the extent that the entering into of such Security Agreement, Borrower/Sub Pledge Agreement or Subsidiaries Guaranty (or substantially similar document) is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 8.13 to be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
     8.14 Ownership of Subsidiaries; etc. Except as otherwise permitted by Section 9.05(xiii) and the definition of “Permitted Acquisition”, Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, own 100% of the capital stock and other Equity Interests of each of their Subsidiaries (other than, in the case of Foreign Subsidiaries, directors’ qualifying shares and other nominal amounts held by local nationals, in each case to the extent required by applicable law).
     8.15 Maintenance of Corporate Separateness. Holdings and the Borrower will, and the Borrower will cause each of its Subsidiaries to, satisfy in all material respects customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records. Neither Holdings nor any of its Subsidiaries will take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of Holdings or any of its Subsidiaries being ignored, or in the assets and liabilities of Holdings or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.
     8.16 Permitted Acquisitions. (a) Subject to the provisions of this Section 8.16 and the requirements contained in the definition of Permitted Acquisition, the Borrower and the Subsidiary Guarantors that are Wholly-Owned Domestic Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ (or such shorter period of time as may be reasonably acceptable to the Administrative Agent) prior written notice of any Permitted Acquisition, which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) the Borrower shall have provided to the Administrative Agent and the Lenders as soon as available but not later than five Business Days (or such shorter period of time as may be reasonably acceptable to the Administrative Agent) after the execution thereof, a copy of any executed purchase agreement or similar agreement (and the exhibits and schedules thereto) with respect to each such Permitted Acquisition; (iv) the Lenders shall have received (x) in the case of a proposed Permitted Acquisition in which the aggregate Maximum Permitted Consideration is at least $20,000,000, audited year end financial statements for at least the previous fiscal year and, to the extent available, interim unaudited quarterly financial statements for the then current fiscal year of the Acquired Entity or Business being acquired pursuant to such proposed Permitted Acquisition and (y) in the case of each proposed Permitted Acquisition, a pro forma consolidated balance sheet of Holdings and its Subsidiaries as of the last day of the most recently ended fiscal quarter of Holdings and a pro forma consolidated statement of income of Holdings and its Subsidiaries for the most recently ended four fiscal quarter period, in each case on a Pro Forma Basis after giving effect to such proposed Permitted Acquisition; (v) calculations are made by the Borrower showing compliance with the financial covenant contained in Section 9.07 for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period (regardless of whether Section 9.07 is otherwise required to be complied with at such time), and such recalculations shall show that such financial covenant would have been complied with as of the last day of such Calculation Period if the respective Permitted Acquisition had occurred on the first day of such Calculation Period; (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the respective Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (vii) the Maximum Permitted Consideration for the respective Permitted Acquisition, when added to the aggregate Maximum Permitted Consideration paid for all other Permitted Acquisitions theretofore or then being consummated, does not exceed the Permitted Acquisition Basket Amount at such time; (viii) after giving effect to such proposed Permitted Acquisition and the payment of all amounts (including fees and expenses) owing in connection therewith, the Total Unutilized Revolving Loan Commitment shall equal or exceed the sum of (x) $15,000,000 plus (y) an amount equal to the aggregate amount reasonably likely to be payable in respect of all post-closing purchase price adjustments required or which will be required in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments may be required to be made) as determined by the Borrower in good faith; and (ix) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by an Authorized Financial Officer thereof, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (viii), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (v), (vi) and (viii).
     (b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Borrower/Sub Pledge Agreement.
     (c) The Borrower will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 8.12 and 9.12, to the reasonable satisfaction of the Administrative Agent.
     (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each of Holdings and the Borrower that the certifications pursuant to this Section 8.16 are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 10.
     8.17 Cash on Hand at the Captive Insurance Company and the License Subsidiary. (a) If at any time the Captive Insurance Company holds cash or Cash Equivalents in excess of $2,000,000 in the aggregate for a period of more than five consecutive Business Days, the Borrower will cause the Captive Insurance Company to immediately pay a cash Dividend up to the Borrower in an amount equal to such excess.
     (b) If at any time the License Subsidiary (to the extent that it is a Subsidiary of the Captive Insurance Company) holds cash or Cash Equivalents in excess of $500,000 in the aggregate for a period of more than five consecutive Business Days, the Borrower will cause the License Subsidiary to immediately pay a cash Dividend up to the Borrower in an amount equal to such excess.
     8.18 Existing Senior Notes Redemption. The Borrower will, on the Existing Senior Notes Redemption Date, cause the Existing Senior Notes Redemption to occur and the Existing Senior Notes Indenture to be satisfied and discharged in accordance with the terms of Section 11.1 thereof.
     8.19 Contributions. Holdings will contribute as a common equity contribution to the capital of the Borrower upon Holdings’ receipt thereof, any cash proceeds received by Holdings from any asset sale, any incurrence of Indebtedness (other than from the issuance or incurrence of Replacement Holdings Notes the proceeds of which are used for the purposes described in Section 9.04(xi)), any Recovery Event, any issuance or sale of its equity (other than any sale or issuance of its equity the proceeds of which are promptly used to refinance, replace or redeem Existing Holdings Notes as permitted by Section 9.08(i)), any cash capital contributions or any tax refunds (other than any tax refunds that are repaid to the Borrower pursuant to the Holdings Tax Sharing Agreement).
     SECTION 9. Negative Covenants. Each of Holdings (as to itself only) and the Borrower (as to itself and each of its Subsidiaries) hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:
     9.01 Liens. Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
     (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;
     (ii) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of Holdings’ or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
     (iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule X, but only to the respective date, if any, set forth in such Schedule X for the removal, replacement and termination of any such Liens without giving effect to any renewals, replacements and extensions thereof;
     (iv) Liens created pursuant to the Security Documents;
     (v) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Holdings and its Subsidiaries taken as a whole;
     (vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any asset of Holdings or any other asset of the Borrower or any Subsidiary of the Borrower;
     (vii) Liens placed upon equipment or machinery acquired after the Initial Borrowing Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iii) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any asset of Holdings or any other asset of the Borrower or any Subsidiary of the Borrower;
     (viii) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of Holdings or any of its Subsidiaries;
     (ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;
     (x) Liens arising out of the existence of judgments or awards in respect of which Holdings or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash (including the stated amount of all letters of credit supporting such judgments or awards) and the fair market value of all other property subject to such Liens does not exceed $5,000,000 at any time outstanding;
     (xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;
     (xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of appeal bonds and obligations in respect of the payment for borrowed money);
     (xiii) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(vi), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Holdings or any other asset of the Borrower or any of its Subsidiaries;
     (xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition (other than the capital stock or other Equity Interests of any Subsidiary of the Borrower) securing any Seller Financing incurred by the Borrower or a Subsidiary Guarantor to finance (in whole or in part) the respective Permitted Acquisition, provided that (x) such

Liens only serve to secure the Seller Financing incurred as part of such Permitted Acquisition, (y) any Seller Financing that is secured by such Liens is permitted to exist under Section 9.04(iii), and (z) such Liens do not attach to any asset of Holdings or any other asset of the Borrower or any of its Subsidiaries; and
     (xv) Liens not otherwise permitted pursuant to this Section 9.01 which secure obligations of the Borrower or any of its Subsidiaries permitted under this Agreement (other than Indebtedness for, or in respect of, borrowed money or for the deferred purchase price of a Permitted Acquisition or an Investment) not exceeding $20,000,000 in the aggregate at any time outstanding and which apply to property and/or assets of the Borrower or any of its Subsidiaries with an aggregate fair market value (as determined by the Borrower in good faith) not to exceed at any time the amount referenced above in this clause (xv).
In connection with the granting of Liens of the type described in clauses (vi), (vii), (xiii) and (xiv) of this Section 9.01 by the Borrower of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
          9.02 Consolidation, Merger, Purchase or Sale of Assets, etc. Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment and intellectual property in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:
     (i) Capital Expenditures by the Borrower and its Subsidiaries shall be permitted (other than Capital Expenditures constituting Permitted Acquisition unless same are independently permitted by Section 8.16);
     (ii) each of the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;
     (iii) Investments may be made to the extent permitted by Section 9.05;
     (iv) the Borrower and its Subsidiaries may consummate the Swiss Clubs Sale and may sell other assets (including the capital stock or other Equity Interests of any Subsidiary but otherwise subject to the proviso to this clause (iv) in the case of a Subsidiary Guarantor), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (x) the consideration received by the Borrower or such Subsidiary consists of at least 75% cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(d) and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (iv) (exclusive of any proceeds received from the Swiss Clubs Sale) shall not exceed $25,000,000 in any fiscal year of Holdings, provided that the sale of the capital stock or other Equity Interests of any Subsidiary Guarantor shall not be permitted pursuant to this clause (iv) unless such sale is for all of the outstanding capital stock or other Equity Interests of such Subsidiary Guarantor;
     (v) each of the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04(iii));
     (vi) each of the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;
     (vii) each of the Borrower and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;
     (viii) any Subsidiary of the Borrower (other than the Captive Insurance Company and the License Subsidiary) may merge with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor so long as (i) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving Person of any such merger, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving Person of any such merger, dissolution or liquidation, and (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);
     (ix) Permitted Acquisitions may be made to the extent permitted by Section 8.16;
     (x) the Borrower and its Subsidiaries may sell or exchange specific items of equipment (including pursuant to trade up/trade in transactions), so long as the purpose of each such sale or exchange is to acquire (and results within 90 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged;

     (xi) (A) the Borrower may transfer assets to any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor (other than the Captive Insurance Company and the License Subsidiary) and any Subsidiary of the Borrower may transfer assets to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor (other than the Captive Insurance Company and the License Subsidiary) and (B) the Borrower and its Subsidiaries may transfer intellectual property to the License Subsidiary, in each case so long as the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer); and
     (xii) the Borrower and its Subsidiaries may, in the ordinary course of business, sell, transfer or otherwise dispose of patents, trademarks, service marks, trade names and copyrights which, in the reasonable judgment of the Borrower or such Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of its business.
To the extent the Required Lenders (or all of the Lenders, as the case may be) waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to Holdings or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.
          9.03 Dividends. Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries, except that:
     (i) any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary of the Borrower also may pay cash Dividends to any Wholly-Owned Foreign Subsidiary of the Borrower;
     (ii) any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, partners or members generally so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary;
     (iii) the Borrower may pay cash Dividends to Holdings so long as Holdings promptly uses such proceeds solely to (and Holdings may) redeem or repurchase outstanding shares of Holdings’ common stock (or options to purchase such common stock) following the death, disability, retirement or termination of employment of officers, directors or employees of Holdings or any of its Subsidiaries, provided that (x) neither Holdings nor any of its Subsidiaries shall have any obligations in respect of such redemptions or repurchases, (y) the aggregate amount of Dividends pursuant to this

Section 9.03(iii) shall not exceed (I) $750,000 in any fiscal year of Holdings plus (II) the aggregate amount of cash proceeds received by Holdings after the Initial Borrowing Date in connection with the issuance of Holdings’ common stock (or options to purchase such common stock) to officers, directors or employees of Holdings and its Subsidiaries plus (III) any cash proceeds received by Holdings or the Borrower from key man life insurance policies obtained solely for the purpose of making such redemptions or repurchases and (z) at the time of any Dividend (including any such redemption or repurchase) permitted to be made pursuant to this Section 9.03(iii), no Default or Event of Default shall then exist or result therefrom;
     (iv) Holdings may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock rather than in cash;
     (v) the Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings solely to pay operating expenses incurred in the ordinary course of business (including, without limitation, professional fees and expenses) and other similar corporate overhead costs and expenses, provided that the aggregate amount of all cash Dividends paid pursuant to this clause (v) shall not exceed $1,000,000 in any fiscal year of Holdings;
     (vi) so long as no Default or Event of Default then exists or would result therefrom, from and after February 1, 2009, the Borrower may pay cash Dividends to Holdings at the times, and in the amounts, necessary to permit Holdings (and Holdings shall use such proceeds solely) to pay regularly scheduled cash interest on the Existing Holdings Notes;
     (vii) so long as no Default or Event of Default then exists or would result therefrom, from and after the fifth anniversary of the issuance of any Replacement Holdings Notes, the Borrower may pay cash Dividends to Holdings at the times, and in the amounts, necessary to permit Holdings (and Holdings shall use such proceeds solely) to pay regularly scheduled cash interest on any Replacement Holdings Notes;
     (viii) the Borrower may use the Net Cash Proceeds received by it from the issuance of any Borrower Notes to pay a Dividend to Holdings so long as Holdings uses all of the proceeds therefrom on the date of receipt thereof to refinance, redeem or purchase outstanding Existing Holdings Notes; and
     (ix) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay additional cash Dividends to Holdings, and Holdings may pay cash Dividends promptly upon its receipt of such cash Dividends from the Borrower, in an aggregate amount not to exceed $25,000,000 for all Dividends paid pursuant to this clause (ix).
          9.04 Indebtedness. Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

     (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
     (ii) Indebtedness of the Borrower under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;
     (iii) Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations, purchase money Indebtedness described in Section 9.01(vii) and Seller Financing, provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, purchase money Indebtedness and Seller Financing permitted by this clause (iii) exceed $20,000,000 at any time outstanding;
     (iv) unsecured Indebtedness of Holdings under the Existing Holdings Note Documents in an aggregate principal amount not to exceed that amount outstanding on the Initial Borrowing Date (as such amount (x) may continue to accrete in accordance with the terms thereof and (y) may be reduced by any repayments of principal made after the Initial Borrowing Date);
     (v) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule VII (as reduced by any repayments thereof on or after the Initial Borrowing Date), without giving effect to any subsequent extension, renewal or refinancing thereof (provided that the Existing Senior Notes shall only be permitted to remain outstanding through the Existing Senior Notes Redemption Date);
     (vi) Indebtedness of a Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition or Indebtedness assumed at the time of a Permitted Acquisition involving the purchase of an asset or assets securing such Indebtedness) (such Indebtedness, in either case, “Permitted Acquired Debt”), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the aggregate principal amount of all Indebtedness permitted by this clause (vi) shall not exceed $10,000,000 at any one time outstanding;
     (vii) intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Sections 9.05(vii) and (xiii);
     (viii) Indebtedness consisting of guaranties by the Borrower of lease obligations of Wholly-Owned Subsidiaries of the Borrower;
     (ix) Contingent Obligations of the Borrower or any Subsidiary Guarantor with respect to Indebtedness and lease obligations of the Borrower or any Subsidiary Guarantor otherwise permitted under this Agreement;
     (x) Indebtedness of the Borrower or any of its Subsidiaries under any foreign exchange contracts or currency swap agreements constituting Other Hedging Agreements entered into in connection with the Borrower’s or any of its Subsidiaries foreign operations so long as entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;
     (xi) unsecured Indebtedness of Holdings the proceeds of which are used to refinance, redeem or purchase outstanding Existing Holdings Notes and to pay all fees and expenses associated with the incurrence or issuance of such Indebtedness so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) neither the Borrower nor any Subsidiary of the Borrower shall guaranty such Indebtedness, (iii) the aggregate principal amount thereof does not exceed the aggregate principal amount (or the then accreted value) of the Existing Holdings Notes being refinanced, redeemed or purchased (plus any accrued and unpaid interest thereon, any premiums required to be paid in connection therewith and the reasonable fees and expenses associated with the issuance or incurrence of such Indebtedness), (iv) the terms of such Indebtedness do not require the payment of cash interest prior to the fifth anniversary of the issuance or incurrence thereof, (v) such Indebtedness does not have any scheduled amortization, maturity, redemption, sinking fund or similar payment prior to the one year anniversary of the latest Maturity Date and (vi) all of the terms and conditions thereof (other than interest rate) are no more restrictive on Holdings and its Subsidiaries, or less favorable to the Lenders, than the terms and conditions of the Existing Holdings Notes and are otherwise reasonably satisfactory to the Administrative Agent (such Indebtedness is referred to herein as “Replacement Holdings Notes”);
     (xii) unsecured senior or subordinated Indebtedness of the Borrower, which may be guaranteed on a like basis by the Subsidiary Guarantors, the proceeds of which are used to refinance, redeem or purchase outstanding Existing Holdings Notes and to pay all fees and expenses associated with the incurrence or issuance of such Indebtedness so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) the aggregate principal amount thereof does not exceed the aggregate principal amount (or the then accreted value) of the Existing Holdings Notes being refinanced, redeemed or purchased (plus any accrued and unpaid interest thereon, any premiums required to be paid in connection therewith and the reasonable fees and expenses associated with the issuance or incurrence of such Indebtedness), (iii) calculations are made by Holdings demonstrating compliance with the financial covenant contained in Section 9.07 for the Calculation Period most recently ended, on a Pro Forma Basis, as if such Indebtedness had been incurred, and the proceeds therefrom had been applied, on the first day of such Calculation Period, (iv) Holdings shall have delivered to the Administrative Agent on or prior to such date an officer’s certificate executed by an Authorized Financial Officer of Holdings and certifying as to compliance with preceding clauses (i), (ii) and (iii) and containing the calculations (in reasonable detail) required by preceding clauses (ii) and (iii), (v) such Indebtedness does not have any scheduled amortization, maturity, redemption, sinking fund or similar payment prior to the one year anniversary of the latest Maturity Date and (vi) all of the terms and conditions thereof (other than interest rate) are no more restrictive on Holdings and its Subsidiaries, or less favorable to the Lenders, than the terms and conditions of the Existing Holdings Notes and are otherwise reasonably satisfactory to the Administrative Agent (such Indebtedness is referred to herein as “Borrower Notes”); and

     (xiii) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness owed to Holdings) not to exceed $50,000,000 in aggregate principal amount at any time outstanding, which Indebtedness shall be unsecured unless otherwise permitted under Section 9.01(xv).
          9.05 Advances, Investments and Loans. Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:
     (i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;
     (ii) Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents, provided that during any time that Revolving Loans or Swingline Loans are outstanding, the aggregate amount of cash and Cash Equivalents permitted to be held by Holdings and its Subsidiaries shall not exceed $15,000,000 for any period of five consecutive Business Days during any fiscal year of Holdings;
     (iii) Holdings and its Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule XI, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;
     (iv) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
     (v) the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $200,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);
     (vi) the Borrower may enter into Interest Rate Protection Agreements to the extent permitted by Section 9.04(ii);
     (vii) (A) the Borrower and the Subsidiary Guarantors that are Wholly-Owned Domestic Subsidiaries may make intercompany loans and advances (I) between and among one another and (II) to Wholly-Owned Foreign Subsidiaries of the Borrower in an

aggregate amount not to exceed $3,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances) and (B) Wholly-Owned Foreign Subsidiaries of the Borrower may make intercompany loans and advances between and among one another (all such intercompany loans and advances referred to in preceding clauses (A) and (B), collectively, the “Intercompany Loans”), so long as (x) any note held by a Credit Party and evidencing any such Intercompany Loan is pledged to the Collateral Agent pursuant to, and to the extent required by, the Borrower/Sub Pledge Agreement, (y) the aggregate outstanding principal amount of all Intercompany Loans made pursuant to this clause (vii) to the Captive Insurance Company and the License Subsidiary, when added to the aggregate amount of all capital contributions made to such Credit Parties pursuant to clause (viii) of this Section 9.05, shall not exceed $2,500,000 at any time outstanding (determined without regard to any write-downs or write-offs of any such Investments) and no such Intercompany Loans may be made at a time when a Default or an Event of Default exists, and (z) any Intercompany Loans made by the Captive Insurance Company or the License Subsidiary to any other Credit Party shall be subject to the subordination provisions set forth in Exhibit N;
     (viii) the Borrower and the Subsidiary Guarantors that are Wholly-Owned Domestic Subsidiaries may make capital contributions to their respective Subsidiaries that are also Subsidiary Guarantors that are Wholly-Owned Domestic Subsidiaries, provided that (A) the aggregate amount of all capital contributions made to the Captive Insurance Company and the License Subsidiary pursuant to this clause (viii), when added to the aggregate outstanding principal amount of all Intercompany Loans made to such Credit Parties pursuant to clause (vii) of this Section 9.05, shall not exceed $2,500,000 at any time outstanding (determined without regard to any write-downs or write-offs of any such Investments), and (B) no such Investments may be made to the Captive Insurance Company or the License Subsidiary pursuant to this clause (viii) at a time when a Default or an Event of Default exists;
     (ix) Permitted Acquisitions shall be permitted in accordance with Section 8.16;
     (x) the Borrower and its Subsidiaries may acquire and hold non-cash consideration received from Asset Sales to the extent permitted pursuant to Section 9.02(iv);
     (xi) Holdings may acquire and hold obligations of one or more officers, directors or employees of Holdings or any of its Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of Holdings so long as no cash is paid by Holdings or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;
     (xii) the Borrower and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 9.04(x); and
     (xiii) the Borrower and its Subsidiaries may make Investments not otherwise permitted by this Section 9.05 (other than Investments in or to Holdings) in an aggregate amount not to exceed $10,000,000 (determined without regard to any write-downs or write-offs thereof), net of cash payments of principal in the case of loans and cash equity returns (whether as a dividend or redemption) in the case of equity investments.
          9.06 Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
     (i) Dividends may be paid to the extent provided in Section 9.03;
     (ii) loans may be made and repaid and other transactions may be entered into by Holdings and its Subsidiaries to the extent permitted by Sections 9.02, 9.04 and 9.05;
     (iii) customary fees may be paid to non-officer directors of Holdings and its Subsidiaries;
     (iv) Holdings and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including arrangements made with respect to bonuses) with officers, employees and directors of Holdings and its Subsidiaries in the ordinary course of business;
     (v) so long as no Default or Event of Default shall exist, the Borrower may pay management fees to BRS and its Affiliates in any fiscal year of the Borrower in an aggregate amount for all such Persons taken together not to exceed 1.5% of Consolidated EBITDA for the immediately preceding fiscal year of the Borrower;
     (vi) (A) the Borrower and its Subsidiaries may make payments to (x) the Captive Insurance Company for the sole purpose of paying insurance premiums owed to the Captive Insurance Company and (y) the License Subsidiary for the sole purpose of paying any license fees owed to the License Subsidiary, and (B) (x) the Captive Insurance Company may pay out claims to (or on behalf of) the Borrower and its Subsidiaries in respect of the Designated Insured Risks and (y) the License Subsidiary may pay intellectual property maintenance fees to the Borrower and its other Subsidiaries;
     (vii) the Borrower may enter into, and may make payments under, the Holdings Tax Sharing Agreement; and
     (viii) Holdings may issue shares of its Equity Interests otherwise permitted to be issued by it under this Agreement.
Notwithstanding anything to the contrary contained above in this Section 9.06, (x) in no event shall Holdings or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates (other than to the Borrower or a Wholly-Owned Domestic Subsidiary thereof that is a Subsidiary Guarantor (other than the Captive Insurance Company or the License Subsidiary)), except as specifically provided in clause (v) of this Section 9.06 and (y) neither the Borrower nor any Subsidiary of the Borrower shall make any payments to the Captive Insurance Company and the License Subsidiary except as specifically provided in clause (vi) of this Section 9.06 and as otherwise permitted by Section 9.05.
          9.07 Maximum Total Leverage Ratio. At any time that Revolving Loans, Swingline Loans or Letters of Credit are outstanding, Holdings and the Borrower will not permit the Total Leverage Ratio at any time to be greater than 4.25:1.00.
          9.08 Limitations on Payments of Existing Holdings Notes, Replacement Holdings Notes and Borrower Notes; Modifications of Existing Holdings Note Documents, Replacement Holdings Note Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to:
     (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due), any Existing Holdings Notes, Replacement Holdings Notes or Borrower Notes, provided that Holdings may refinance, redeem or purchase Existing Holdings Notes to the extent permitted by Section 9.04(xi) or (xii) and/or with proceeds of equity issuances by Holdings after the Initial Borrowing Date;
     (ii) amend or modify, or permit the amendment or modification of any provision of, any Existing Holdings Note Document, any Replacement Holdings Note Document or any Borrower Note Document other than any amendments or modifications which could not reasonably be expected to be adverse to the interests of the Lenders in any material respect and which do not require the payment of any fees to the holders of the Existing Holdings Notes, Replacement Holdings Notes or Borrower Notes in connection therewith, provided that the prior written consent of the Administrative Agent is obtained in connection with any such amendment or modification;
     (iii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any Shareholders’ Agreement), or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

     (iv) amend, modify or change any provision of (x) any Management Agreement unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders in any material respect (although no amendment, modification or change may be made to any monetary term thereof other than to increase the annual fees thereof up to that amount permitted to be paid by Section 9.06(v)) or (y) any Tax Sharing Agreement (including the Holdings Tax Sharing Agreement) or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent (other than any Tax Sharing Agreement or similar tax agreement entered into exclusively among Holdings and its Subsidiaries);
     (v) repay any Intercompany Loan owed to the Captive Insurance Company or the License Subsidiary at any time that a Default or an Event of Default exists; or
     (vi) increase in any material respect the basis on which the insurance premiums and licensing fees paid to the Captive Insurance Company and the License Subsidiary are calculated, as the case may be.
          9.09 Limitation on Certain Restrictions on Subsidiaries. Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any of its Subsidiaries, or pay any Indebtedness owed to Holdings or any of its Subsidiaries, (b) make loans or advances to Holdings or any of its Subsidiaries or (c) transfer any of its properties or assets to Holdings or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law (including, in the case of the Captive Insurance Company, the New York Insurance Law and the regulations promulgated thereunder), (ii) this Agreement and the other Credit Documents, (iii) the Existing Holdings Note Documents, the Replacement Holdings Note Documents and the Borrower Note Documents, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Holdings or any of its Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which Holdings or any of its Subsidiaries is the licensee) or other contract entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(iii), (vi), (vii), (xiii) or (xiv), and (viii) restrictions or encumbrances with respect to a Subsidiary of the Borrower imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock or other Equity Interests or all or substantially all of the assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement and the other Credit Documents.
          9.10 Limitation on Issuance of Capital Stock. (a) Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred Equity Interests other than Qualified Preferred Stock or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that are redeemable at the sole option of Holdings or such Subsidiary, as the case may be.
     (b) The Borrower will not, and will not permit any of its Subsidiaries to, issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock or other equity interests of the Borrower or such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Borrower, to qualify directors and for nominal shares required to be held by local nationals, in each case to the extent required by applicable law or (iv) for issuances by Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement.
          9.11 Business, etc. (a) Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by Holdings and its Subsidiaries as of the Effective Date and reasonable extensions thereof.
     (b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) Holdings will not engage in any business or own any significant assets or have any material liabilities other than (x) its ownership of the capital stock or other Equity Interests of the Borrower, (y) its ownership of those Investments permitted to be held by it under Section 9.05(xi), and (z) those liabilities which it is responsible for under this Agreement, the other Credit Documents to which it is a party, the Existing Holdings Note Documents and the Replacement Holdings Note Documents, provided that Holdings may engage in those activities that are incidental to the maintenance of its existence in compliance with applicable law and legal, tax and accounting matters in connection with any of the foregoing activities, and (ii) the Borrower will not permit (I) the Captive Insurance Company to engage in any business or own any significant assets or have any material liabilities other than (x) its ownership of the capital stock or other Equity Interests of the License Subsidiary and its holding of any Intercompany Loans owed to it as permitted by this Agreement, (y) having those liabilities which it is responsible for under this Agreement and the other Credit Documents to which it is a party and in respect of any Intercompany Loans owed by it as permitted by this Agreement and (z) providing insurance only to, and collecting related premiums only from, the Borrower and its Subsidiaries with respect to the Designated Insured Risks (it being understood that in no event shall the Borrower permit the Captive Insurance Company to assume any reinsurance from any other insurance company, including any reinsurance of the Borrower’s and its Subsidiaries’ risks that are directly insured by any other insurance company) and (II) the License Subsidiary to engage in any business or own any significant assets or have any material liabilities other than (x) owning the intellectual property owned by the License Subsidiary and its holding of any Intercompany Loans owed to it as permitted by this Agreement, (y) the licensing of such intellectual property to the Borrower, its other Subsidiaries and third Persons as permitted by this Agreement pursuant to customary licensing arrangements and the receipt of license fees from the Borrower, its Subsidiaries and such other Persons with respect thereto, and (z) having those liabilities which it is responsible for under this Agreement and the other Credit Documents to which it is a party and in respect of any Intercompany Loans and intellectual property maintenance fees owed by it as permitted by this Agreement provided that, in addition to the foregoing, each of the Captive Insurance Company and the License Subsidiary may engage in those activities that are incidental to the maintenance of its existence in compliance with applicable law and legal, tax and accounting matters in connection with any of the foregoing activities.
          9.12 Limitation on Creation of Subsidiaries, etc. Neither Holdings nor the Borrower will, nor will the Borrower permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any additional Subsidiaries; provided that the Borrower and its Wholly-Owned Subsidiaries (other than the Captive Insurance Company and the License Subsidiary) shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries and, to the extent permitted by Section 9.05(xiii) and the definition of Permitted Acquisition, non-Wholly-Owned Subsidiaries, in each case so long as (i) the Equity Interests of each such new Subsidiary (to the extent owned by a Credit Party) is pledged pursuant to, and to the extent required by, the applicable Pledge Agreement, (ii) each such new Domestic Subsidiary (and, to the extent required by Section 8.13, each such new Foreign Subsidiary), within 10 Business Days after the establishment, creation or acquisition thereof, executes a counterpart of a Joinder Agreement pursuant to which such new Subsidiary shall become a party to the Subsidiaries Guaranty, the Borrower/Sub Pledge Agreement and the Security Agreement, and (iii) each such new Domestic Subsidiary (and, to the extent required by Section 8.13, each such new Foreign Subsidiary), to the extent requested by the Administrative Agent or the Required Lenders, takes all other actions required pursuant to Section 8.12. In addition, each such new Subsidiary which is required to become a Credit Party will execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as the Administrative Agent may request and as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.
          9.13 Change of Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization etc. Neither Holdings nor the Borrower will, nor will the Borrower permit any Subsidiary Guarantor to, change its legal name, its type of organization, its status as a registered organization (in the case of a registered organization), its jurisdiction of organization, its location, or its organizational identification number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Security Documents and so long as same do not involve (x) a registered organization ceasing to constitute the same or (y) a Credit Party changing its jurisdiction of organization or location from the United States or a State thereof to a jurisdiction of organization or location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not more than 15 days’ written notice after each change to the information listed on Schedule IX (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule IX which shall correct all information contained therein for the respective Credit Party, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

          9.14 Certain Deposit Accounts. Without limiting the provisions of Sections 6.03 and 9.05(ii), the Borrower will not, and will not permit any of its Domestic Subsidiaries to, maintain Deposit Accounts (as defined in the Security Agreement) in which the Borrower or any such Domestic Subsidiary holds more than an average daily balance of $1,000,000 measured on a rolling trailing thirty (30) day basis for the Borrower or any such Domestic Subsidiary (on an individual basis), unless such Deposit Account or Deposit Accounts are (x) subject to a “control agreement” referred to in Section 3.9 of the Security Agreement or (y) otherwise under the “control” (within the meaning of Section 9-104 of the New York UCC) of the Collateral Agent.
          SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):
          10.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or
          10.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          10.03 Covenants. Holdings or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(g)(i), 8.08, 8.11, 8.16, 8.18, 8.19 or Section 9, provided that any Revolver Event of Default shall not constitute an Event of Default with respect to the Term Loans until the earlier of (x) the date that is 30 days after the date such Revolver Event of Default arises and (y) the date on which the Administrative Agent, the Collateral Agent or the RL Lenders exercise any remedies with respect to the Revolving Obligations in accordance with clause (A) of the remedies paragraph immediately following Section 10.10; and provided, further that any Revolver Event of Default may be waived, amended or otherwise modified from time to time by the Majority Lenders holding Revolving Obligations (or Revolving Loan Commitments with respect thereto) pursuant to Section 13.12(a), or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or
          10.04 Default Under Other Agreements. (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause

(determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 10.04 unless (A) the principal amount of any one issue of such Indebtedness is at least $2,500,000 or (B) the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $5,000,000; or
          10.05 Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries, or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (including, but not limited to, in the case of the Captive Insurance Company, Article 74 of the New York Insurance Law), or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or
          10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or ..68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or a Foreign Pension Plan has not been timely made, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is reasonably likely to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or Holdings or any Subsidiary of Holdings has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a “default” within the meaning of Section 4219(c)(5) of ERISA shall occur with respect to any Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, either individually and/or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or
          10.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01)), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document or, if no such period of grace is provided in such Security Document, such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or the Required Lenders; or
          10.08 Subsidiaries Guaranty. The Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor, or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiaries Guaranty; or
          10.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving in the aggregate for Holdings and its Subsidiaries a liability (to the extent not paid or fully covered by a reputable and solvent third party insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and (I) any one such judgment or decree equals or exceeds $2,500,000 or (II) the aggregate amount of all such judgments or decrees equals or exceeds $5,000,000; or
          10.10 Change of Control. A Change of Control shall occur;
then, and in any such event, and at any time thereafter, (A) if any Revolver Event of Default shall then be continuing solely with respect to the Revolving Obligations, the Administrative Agent, upon the written request of the Majority Lenders holding Revolving Obligations (or Revolving Loan Commitments with respect thereto), shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any RL Lender or the holder of any Revolving Note or Swingline Note to enforce its claims against any Credit Party: (i) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitments of each RL Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Revolving Loans, Swingline Loans, the Revolving Notes and the Swingline Notes and all Obligations owing to the RL Lenders hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent on behalf of all of the Lenders, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligations owing to the RL Lenders, and (B) if any Event of Default (other than a Revolver Event of Default that exists solely with respect to the Revolving Obligations) shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligations.
          SECTION 11. Definitions and Accounting Terms.
          11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          “Acquired Entity or Business” shall mean either (x) the assets and liabilities constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the capital stock or other Equity Interests of any such Person, which Person shall, as a result of such stock acquisition, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Subsidiary Guarantor which is a Wholly-Owned Domestic Subsidiary of the Borrower, with the Borrower or such Subsidiary Guarantor which is a Wholly-Owned Domestic Subsidiary being the surviving Person), provided that any foreign operations of any such Person may be held by a Wholly-Owned Foreign Subsidiary of such Person to the extent otherwise permitted under this Agreement.
          “Additional Security Documents” shall have the meaning provided in Section 8.12.
          “Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense and non-cash stock or stock option compensation expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.
          “Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.
          “Administrative Agent” shall mean DBTCA, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Affiliate thereof shall be considered an Affiliate of the Borrower or any Subsidiary thereof.
          “Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
          “Applicable Commitment Commission Percentage” and “Applicable Margin” shall mean: (A) from and after any Start Date to and including the corresponding End Date described below, (i) with respect to Commitment Commission, the respective per annum percentage set forth in the table below under the column “Applicable Commitment Commission Percentage”, (ii) with respect to Initial Term Loans maintained as (x) Base Rate Loans, a percentage per annum equal to 0.75%, and (y) Eurodollar Loans, a percentage per annum equal to 1.75%, and (iii) with respect to Revolving Loans and Swingline Loans, the respective percentage per annum set forth in the table below under the respective Tranche and Type of Loans and (in the case of preceding sub-clauses (i) and (iii)) opposite the respective Level (i.e., Level 1, Level 2 or Level 3, as the case may be) indicated to have been achieved on the respective Start Date (as shown in any respective Quarterly Pricing Certificate delivered in accordance with the following sentences) and (B) with respect to any Type of Incremental Term Loan of a given Tranche that is not an Initial Term Loan, that percentage per annum set forth in, or calculated in accordance with, Section 1.14 and the respective Incremental Term Loan Commitment Agreement:

				Applicable
		Revolving Loans and		Commitment
		Swingline Loans	Revolving Loans	Commission
Level	Secured Leverage Ratio	Base Rate Margin	Eurodollar Margin	Percentage
3	Greater than 1.50 to 1.00	1.25%	2.25%	0.50%

2	Greater than 1.00 to 1.00 but equal to or less than 1.50 to 1.00	1.00%	2.00%	0.50%

1	Equal to or less than 1.00 to 1.00	0.75%	1.75%	0.375%
          The Secured Leverage Ratio used in a determination of Applicable Commitment Commission Percentage and Applicable Margins shall be determined based on the delivery of a certificate of Holdings (each, a “Quarterly Pricing Certificate”) by an Authorized Financial Officer of Holdings to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within (i) 45 days after the last day of each of the first three fiscal quarters in each fiscal year of Holdings and (ii) 90 days after the last day of the fourth fiscal quarter of each fiscal year of Holdings, each of which Quarterly Pricing Certificates shall set forth the calculation of the Secured Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Applicable Commitment Commission Percentage and Applicable Margins which shall be thereafter applicable (until same are changed in accordance with the provisions of this definition). The Applicable Commitment Commission Percentage and Applicable Margins so determined shall apply from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent and (y) the date which is 45 days following the last day of the Test Period (or 90 days following the last day of the Test Period in respect of the fourth fiscal quarter of Holdings, in either case) in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent indicating an entitlement to new Applicable Commitment Commission Percentage and Applicable Margins (and thus commencing a new Start Date), the Applicable

Commitment Commission Percentage and Applicable Margins shall be those applicable to a Secured Leverage Ratio based on a Level 3 until such time as a new Start Date shall commence as provided above. Notwithstanding anything to the contrary contained above in this definition, (x) the Applicable Commitment Commission Percentage and Applicable Margins for Revolving Loans and Swingline Loans shall be those applicable to a Secured Leverage Ratio based on a Level 3 at all times during the period from and including the Effective Date through the first Start Date after the last day of Holdings’ fiscal quarter ending June 30, 2007 and (y) the Applicable Commitment Commission Percentage and Applicable Margins for Revolving Loans and Swingline Loans shall be those applicable to a Secured Leverage Ratio based on a Level 3 at all times during which any Default or Event of Default shall occur and be continuing.
     “Applicable Excess Cash Flow Repayment Percentage” shall mean 50%; provided that, so long as no Default or Event of Default exists on the respective Excess Cash Flow Payment Date, if the Secured Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is equal to, or less than, 2.00:1.00, then the Applicable Excess Cash Flow Repayment Percentage instead shall be 25%; and provided further that, so long as no Default or Event of Default exists on the respective Excess Cash Flow Payment Date, if the Secured Leverage Ratio as of the last day of the respective Excess Cash Flow Payment Period is less than 1.00:1.00, then the Applicable Excess Cash Flow Repayment Percentage instead shall be 0%.
     “Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to Holdings or a Wholly-Owned Subsidiary of Holdings of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) other than sales of assets pursuant to Sections 9.02(ii), (vi), (vii), (x) and (xii).
     “Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).
     “Authorized Financial Officer” of any Person shall mean the chief financial officer, the vice-president finance, the treasurer or assistant treasurer of such Person or, if there is no chief financial officer, vice-president finance, treasurer or assistant treasurer of such Person, any other senior executive officer of such Person designated by the president of such Person as being a financial officer authorized to deliver and certify financial information under this Agreement.
     “Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, an Authorized Financial Officer of Holdings, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Holdings or the Borrower.

          “Bankruptcy Code” shall have the meaning provided in Section 10.05.
          “Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.
          “Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
          “Borrower” shall have the meaning set forth in the first paragraph of this Agreement.
          “Borrower Note Documents” shall mean the Borrower Note Indenture, the Borrower Notes and each other document or agreement relating to the issuance of the Borrower Notes.
          “Borrower Note Indenture” shall mean the Indenture to be entered into among the Borrower, one or more Subsidiary Guarantors and the trustee thereunder pursuant to which the Borrower Notes are to be issued, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Borrower Notes” shall have the meaning provided in Section 9.04(xii).
          “Borrower/Sub Pledge Agreement” shall have the meaning provided in Section 5.10(a)
          “Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.
          “BRS” shall mean Bruckmann, Rosser, Sherrill & Co., L.P, a Delaware limited partnership.
          “BRS Investors” shall mean collectively: BRS; Bruce Bruckmann, an individual; Elizabeth McShane, an individual; Beverly Place, an individual; D. Bruckmann, and individual, BCB Partnership; NAZ Partnership; Harold O. Rosser, an individual; Virgil Sherrill, an individual; Stephen Sherrill, an individual, Nancy Zweng, an individual; Paul D. Kaminski, an individual; and Merrill Lynch Pierce Fenner & Smith, Custodian for the Benefit of Paul D. Kaminski IRA.
          “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business

Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.
          “Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale, any incurrence or issuance of Borrower Notes or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of any such Permitted Acquisition, Significant Asset Sale, incurrence or issuance of Borrower Notes or other event for which financial statements are available.
          “Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.
          “Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
          “Captive Insurance Company” shall mean TSI Insurance, Inc., a New York captive insurance company and a Wholly-Owned Domestic Subsidiary of the Borrower.
          “Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than six months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than six months after the date of acquisition by such Person, and (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above.
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

          “Change of Control” shall mean any of (i) from and after the Effective Date (x) any “Person” or “Group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date), other than BRS, the BRS Investors and their Permissible Transferees, (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of 35% or more on a fully diluted basis of the Voting Equity Interests of Holdings or (B) shall have obtained the power (whether or not exercised) to elect a majority of Holdings’ directors or (y) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors, (ii) Holdings shall cease to own 100% of the capital stock and other Equity Interests of the Borrower, or (iii) a “change of control” (or similar term) pursuant to, and as defined in, the Existing Holdings Note Documents, any Replacement Holdings Note Document or any Borrower Note Document shall occur.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.
          “Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral and all cash and Cash Equivalents delivered as collateral pursuant to Section 4.02 or 10.
          “Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.
          “Commitment” shall mean any of the commitments of any Lender, i.e., an Initial Term Loan Commitment, an Incremental Term Loan Commitment or a Revolving Loan Commitment.
          “Commitment Commission” shall have the meaning provided in Section 3.01(a).
          “Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Holdings and its Subsidiaries at such time.
          “Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness which would otherwise be included therein.
          “Consolidated EBIT” shall mean, for any period, Consolidated Net Income for such period before deducting therefrom consolidated interest expense of Holdings and its Subsidiaries for such period and provision for taxes based on income that were included in arriving at Consolidated Net Income for such period and without giving effect (x) to any extraordinary gains or any extraordinary non-cash losses (except to the extent that any such extraordinary non-cash losses will require a cash payment in a future period) and (y) to any gains or losses from sales of assets other than from sales of inventory in the ordinary course of business.
          “Consolidated EBITDA” shall mean, for any period, Consolidated EBIT for such period, adjusted by (x) adding thereto (i) the amount of all amortization of intangibles and depreciation to the extent that same was deducted in arriving at Consolidated Net Income for such period, (ii) the amount of all Transaction Expenses to the extent that same were deducted in arriving at Consolidated Net Income for such period, (iii) the amount of all deferred rent expense to the extent that same was deducted in arriving at Consolidated Net Income for such period, (iv) the amount of all non-cash deferred compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights to former or current directors, officers or employees of Holdings or any Subsidiary of Holdings, or the exercise of such options or rights, in each case, to the extent that same were deducted in arriving at Consolidated Net Income for such period, (v) the amount of all non-cash deferred compensation expense resulting from the repurchase of capital stock, options and rights described in preceding clause (iv) of this definition to the extent that same were deducted in arriving at Consolidated Net Income for such period, (vi) the amount of all non-cash charges resulting from discontinued operations to the extent otherwise permitted by FAS 141 to the extent that same were deducted in arriving at Consolidated Net Income for such period, and (vii) the amount of all transaction fees and expenses incurred in connection with the issuance of any Replacement Holdings Notes or Borrower Notes and the related refinancing of any Existing Holdings Notes to the extent that such fees and expenses were deducted in arriving at Consolidated Net Income for such period and were paid for with the proceeds from the issuance of such Replacement Holdings Notes or Borrower Notes, and (y) subtracting therefrom (i) the amount of any payment of rent during such period that was deferred in a previous period to the extent not otherwise deducted in arriving at Consolidated Net Income for such current period and (ii) the amount of all cash payments and cash charges made during such period relating to any non-cash charges taken in a previous period pursuant to preceding clause (x)(vi) to the extent not otherwise deducted in arriving at the Consolidated Net Income for such current period; it being understood that in determining the Total Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by Holdings or any of its Subsidiaries during such period and to any Significant Asset Sale during such period.
          “Consolidated Indebtedness” shall mean, at any time, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries at such time determined on a consolidated basis (but excluding, to the extent otherwise included therein, (i) Contingent Obligations in respect of operating leases of Holdings and its Subsidiaries, (ii) the outstanding Existing Senior Notes and (iii) the outstanding Existing Holdings Notes and any outstanding Replacement Holdings Notes)).
          “Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and its Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that (i) in determining Consolidated Net Income, the net income of any other Person which is not a Subsidiary of Holdings or is accounted for by Holdings by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Holdings or a Subsidiary thereof during such period, (ii) the net income of any Subsidiary of Holdings (other than the Borrower) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Subsidiary and (iii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or all or substantially all of the property or assets of such Person are acquired by a Subsidiary of the Borrower.
          “Consolidated Secured Indebtedness” shall mean, at any time, the aggregate amount of all Consolidated Indebtedness of Holdings and its Subsidiaries at such time that is secured by a Lien on any asset of Holdings and/or any of its Subsidiaries (including, without limitation, the Obligations).
          “Contingent Obligation” shall mean, as to any Person, without duplication, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Continuing Directors” shall mean the directors of Holdings on the Effective Date and each other director of Holdings if such director’s nomination for election to the board of directors of Holdings is recommended by a majority of the then Continuing Directors.
          “Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Subsidiaries Guaranty, each Security Document, each Joinder Agreement and each Incremental Term Loan Commitment Agreement.
          “Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

          “Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.
          “DBTCA” shall mean Deutsche Bank Trust Company Americas, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.
          “Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Designated Insured Risks” shall mean those categories of risks that are not covered by the Borrower’s and its Subsidiaries third party insurance coverage required to be maintained pursuant to Section 8.03 (such as, but not limited to, war, sabotage, terrorism, reputation and deceptive practices and other coverages in excess of those amounts required to be maintained by such Section 8.03) and which are not generally available at commercially reasonable rates as determined in good faith by the Board of Directors of the Borrower.
          “Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
          “Documents” shall mean the Credit Documents and the Existing Senior Notes Tender Offer/Consent Solicitation Documents.
          “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
          “Domestic Subsidiary” shall mean each Subsidiary of the Borrower incorporated or organized in the United States or any State thereof.
          “Drawing” shall have the meaning provided in Section 2.05(b).
          “Effective Date” shall have the meaning provided in Section 13.10.

          “Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but excluding individuals and Holdings and its Subsidiaries and Affiliates.
          “End Date” shall have the meaning set forth in the definition of Applicable Margin.
          “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.
          “Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
          “Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or a Subsidiary of Holdings is deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “Eurodollar Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

          “Eurodollar Rate” shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 11:00 A.M. (New York time) on the applicable Interest Determination Date, divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
          “Event of Default” shall have the meaning provided in Section 10.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Holdings and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, asset sale proceeds (other than sales of inventory in the ordinary course of business), insurance proceeds or Indebtedness (other than Revolving Loans and Swingline Loans)), (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of Holdings and its Subsidiaries during such period (other than (1) repayments made with the proceeds of asset sales (other than sales of inventory in the ordinary course of business), sales or issuances of Equity Interests, insurance or Indebtedness and (2) payments of Loans and/or other Obligations, provided that repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were required as a result of a Scheduled Term Loan Repayment pursuant to Section 4.02(b)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, and (iv) the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by Holdings and its Subsidiaries during such period (other than any such payments to the extent financed with equity proceeds, asset sale proceeds, insurance proceeds or Indebtedness).
          “Excess Cash Flow Payment Date” shall mean the date occurring 90 days after the last day of each fiscal year of Holdings (commencing with the fiscal year of Holdings ending December 31, 2008).
          “Excess Cash Flow Payment Period” shall mean, with respect to the repayment required on each Excess Cash Flow Payment Date, the immediately preceding fiscal year of Holdings.

          “Existing Credit Agreement” shall mean the Credit Agreement, dated as of April 16, 2003, as heretofore amended or supplemented, among the Borrower, the lenders party thereto and DBTCA, as administrative agent (as amended through and including the Initial Borrowing Date).
          “Existing Holdings Note Documents” shall mean the Existing Holdings Note Indenture, the Existing Holdings Notes and each other document or agreement relating to the issuance of the Existing Holdings Notes.
          “Existing Holdings Note Indenture” shall mean the Indenture, dated as of February 4, 2004, as heretofore amended or supplemented, between Holdings and The Bank of New York, as the trustee thereunder, as the same hereafter may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof and hereof.
          “Existing Holdings Notes” shall mean Holdings’ 11% Senior Discount Notes due February 4, 2014 issued pursuant to the Existing Holdings Note Indenture, as the same may be amended or supplemented from time to time in accordance with the terms thereof and hereof.
          “Existing Indebtedness” shall have the meaning provided in Section 7.20.
          “Existing Indebtedness Agreements” shall have the meaning provided in Section 5.05.
          “Existing Senior Notes” shall mean the Borrower’s 9-5/8% Senior Notes due 2011 issued pursuant to the Existing Senior Note Indenture, as the same may be amended or supplemented from time to time in accordance with the terms thereof and hereof.
          “Existing Senior Note Indenture” shall mean the Indenture, dated as of April 16, 2003, among the Borrower, the Subsidiary Guarantors and The Bank of New York, as the trustee thereunder, as in effect on the Initial Borrowing Date (after giving effect to the Transaction), as the same may be amended or supplemented from time to time in accordance with the terms thereof and hereof.
          “Existing Senior Notes Indenture Supplement” shall mean the Supplemental Indenture, dated as of February 27, 2007, to the Existing Senior Notes Indenture entered into by the Borrower, the Subsidiary Guarantors and The Bank of New York, as trustee, in connection with the Existing Senior Notes Tender Offer/Consent Solicitation
          “Existing Senior Notes Redemption” shall have the meaning provided in Section 5.06(b)
          “Existing Senior Notes Redemption Date” shall have the meaning provided in Section 5.06(b)
          “Existing Senior Notes Tender Offer/Consent Solicitation” shall have the meaning provided in Section 5.06(a).

          “Existing Senior Notes Tender Offer/Consent Solicitation Documents” shall mean the Offer to Purchase, the Letter of Transmittal and Consent Solicitation Statement dated January 29, 2007, the Existing Senior Notes Indenture Supplement and the other documents entered into as part of the Existing Senior Notes Tender Offer/Consent Solicitation, as the same may be amended or supplemented from time to time in accordance with the terms thereof and hereof.
          “Existing Senior Notes Trustee” shall mean The Bank of New York, as trustee under the Existing Senior Notes Indenture.
          “Facing Fee” shall have the meaning provided in Section 3.01(c).
          “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
          “Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.
          “Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
          “Foreign Subsidiary” shall mean each Subsidiary of Holdings that is incorporated or organized under the laws of any jurisdiction other than the United States of America or any State thereof.
          “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any governmental authority.
          “Holdings” shall have the meaning set forth in the first paragraph of this Agreement.
          “Holdings Common Stock” shall have the meaning provided in Section 7.13.

          “Holdings Pledge Agreement” shall have the meaning provided in Section 5.10(b).
          “Holdings Tax Sharing Agreement” shall mean the Tax Sharing Agreement entered into between the Borrower and Holdings, in the form delivered to the Administrative Agent pursuant to Section 5.05, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Incremental Term Loan” shall have the meaning provided in Section 1.01(c).
          “Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 1.01(c) and as otherwise permitted by Section 1.14.
          “Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 1.14, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement and as set forth opposite such Lender’s name in Schedule I (as modified in accordance with Section 1.14) directly below the column entitled “Incremental Term Loan Commitment”, as the same may be terminated pursuant to Section 3.03 or 10.
          “Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement in the form of Exhibit O (appropriately completed) executed in accordance with Section 1.14.
          “Incremental Term Loan Commitment Requirements” shall mean, with respect to any provision of Incremental Term Loan Commitments on an Incremental Term Loan Borrowing Date, the satisfaction of each of the following conditions on such date: (i) no Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Incremental Term Loans in an aggregate principal amount equal to the full amount of Incremental Term Loan Commitments then provided had been incurred, and the proceeds of such Incremental Term Loans had been applied, on such date) and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) calculations are made by Holdings demonstrating (I) compliance with the financial covenant contained in Section 9.07 and (II) a Secured Leverage Ratio of no greater than 2.75:1.00, in each case for the Calculation Period most recently ended prior to the respective Incremental Term Loan Borrowing Date, on a Pro Forma Basis, as if the Incremental Term Loans to be made pursuant to the Incremental Term Loan Commitments (assuming the full utilization thereof), and the proceeds of such Incremental Term Loans had been applied, on the first day of such Calculation Period; (iii) calculations are made by Holdings demonstrating that the full amount of such Incremental Term Loans may be incurred under the Existing Holding Note Documents, the Replacement Holdings Note Documents or the Borrower Note Documents, as applicable; (iv) the delivery by the Holdings to the Administrative Agent on or prior to such date of an officer’s certificate executed by an Authorized Financial Officer of the Borrower and certifying as to compliance with preceding clauses (i), (ii) and (iii) and containing the calculations (in reasonable detail) required by preceding clauses (ii) and (iii); (v) the delivery by the Borrower to the Administrative Agent on or prior to such date of an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent and executed by Holdings and each Subsidiary Guarantor, acknowledging that such Incremental Term Loan Commitments and all Incremental Term Loans to be incurred pursuant thereto shall constitute (and be included in the definition of) “Guaranteed Obligations” under the Subsidiaries Guaranty; (vi) the delivery by the Borrower to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Initial Borrowing Date pursuant to Section 5.03 as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (vii) the delivery by the Borrower to the Administrative Agent of such officers’ certificates, board of director resolutions and evidence of good standing as the Administrative Agent shall reasonably request; and (viii) the completion by the Borrower and the other Credit Parties by such date of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Term Loan Commitments.
          “Incremental Term Loan Lender” shall have the meaning provided in Section 1.14(b).
          “Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.
          “Incremental Term Note” shall have the meaning provided in Section 1.05(a).
          “Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement. Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

          “Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.
          “Initial Term Loan” shall have the meaning provided in Section 1.01(a).
          “Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to Section 3.03 or 10.
          “Initial Term Loan Maturity Date” shall mean February 27, 2014; provided, however, if any Existing Holdings Notes are outstanding on August 1, 2013, the Initial Term Loan Maturity Date instead shall be August 1, 2013.
          “Initial Term Note” shall have the meaning provided in Section 1.05(a).
          “Intercompany Loan” shall have the meaning provided in Section 9.05(vii).
          “Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.
          “Interest Period” shall have the meaning provided in Section 1.09.
          “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
          “Investments” shall have the meaning provided in Section 9.05.
          “Issuing Lender” shall mean each of DBTCA (except as otherwise provided in Section 12.09) and any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender.
          “Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit M (appropriately completed).
          “L/C Supportable Obligations” shall mean (i) obligations of the Borrower or any of its Subsidiaries with respect to workers’ compensation, surety bonds and other similar statutory obligations, (ii) rental obligations of the Borrower or any of its Subsidiaries under Real Property leases to which the Borrower or any of its Subsidiaries are a party to and (iii) such other obligations of the Borrower or any of its Subsidiaries as are reasonably acceptable to the respective Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of (u) Seller Financing, (v) the Existing Holdings Notes, (w) the Replacement Holdings Notes, (x) the Borrower Notes, (y) any Indebtedness that is subordinated to any of the Obligations and (z) and any capital stock or other Equity Interests).

          “Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
          “Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13 or 13.04(b).
          “Lender Default” shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 1.01(a), 1.01(b), 1.01(c) 1.01(e) or 2.
          “Letter of Credit” shall have the meaning provided in Section 2.01(a).
          “Letter of Credit Fee” shall have the meaning provided in Section 3.01(b).
          “Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.
          “Letter of Credit Request” shall have the meaning provided in Section 2.03(a).
          “Letter of Transmittal” shall have the meaning provided in Section 5.06.
          “License Subsidiary” shall mean TSI Holdings (IP), LLC, a Delaware limited liability company and a Wholly-Owned Domestic Subsidiary of the Borrower.
          “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
          “Loan” shall mean each Term Loan, Revolving Loan and each Swingline Loan.
          “Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations under the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
          “Management Agreements” shall have the meaning provided in Section 5.05.
          “Mandatory Borrowing” shall have the meaning provided in Section 1.01(e).
          “Margin Stock” shall have the meaning provided in Regulation U.

          “Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole or the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties taken as a whole to perform their obligations to the Lenders or Administrative Agent hereunder or under any other Credit Document.
          “Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Initial Term Loan Maturity Date, each Incremental Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.
          “Maximum Permitted Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the fair market value of Holdings Common Stock (based on (x) the closing and/or trading price of Holdings Common Stock on the date of such Permitted Acquisition on the stock exchange on which Holdings Common Stock is listed or the automated quotation system on which Common Stock is quoted, or (y) if Holdings Common Stock is not listed on an exchange or quoted on a quotation system, the bid and asked prices of Holdings Common Stock in the over-the-counter market at the close of trading or (z) if Holdings Common Stock is not so listed, based on a good faith determination of the Board of Directors of Holdings) issued (or to be issued) as consideration in connection with such Permitted Acquisition, (ii) the fair market value of all Qualified Preferred Stock of Holdings (based on a good faith determination of the Board of Directors of Holdings) issued (or to be issued) as consideration in connection with such Permitted Acquisition, (iii) the aggregate principal amount of, and other obligations due under, all Seller Financing and Permitted Acquired Debt incurred, issued, acquired and/or assumed by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, (iv) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition (including payments of fees, costs, expenses and taxes in connection therewith), (v) the aggregate principal amount of, and other obligations due under, all other Indebtedness assumed, incurred and/or issued by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition to the extent permitted by Section 9.04, (vi) the aggregate amount that could reasonably be expected to be paid (based on good faith projections prepared by Holdings) pursuant to any earn-out, non-compete, consulting or deferred compensation or purchase price adjustment) for such Permitted Acquisition and (vii) the fair market value (based on good faith projections prepared by the Borrower) of all other consideration payable in connection with such Permitted Acquisition.
          “Maximum Swingline Amount” shall mean $2,000,000.
          “Minimum Borrowing Amount” shall mean (i) for Term Loans, $1,000,000, (ii) for Revolving Loans, $500,000, and (iii) for Swingline Loans, $100,000.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “NAIC” shall mean the National Association of Insurance Commissioners.

          “Net Debt Proceeds” shall mean with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.
          “Net Recovery Event Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds (net of reasonable costs, expenses and taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.
          “Net Sale Proceeds” shall mean, for any Asset Sale, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of the reasonable costs and expenses of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), and the incremental taxes paid or payable as a result of such Asset Sale.
          “Non-Compete Agreements” shall have the meaning provided in Section 5.05.
          “Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.
          “Note” shall mean each Initial Term Note, each Incremental Term Note, Revolving Note and the Swingline Note.
          “Notice of Borrowing” shall have the meaning provided in Section 1.03(a).
          “Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.
          “Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: Carin Keegan, Telephone No.: (212) 250-6083, and Telecopier No.: (212) 797-5690, and (ii) for operational notices, the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attention: Sandra Friedman, Telephone No.: (201) 593-2445, and Telecopier No.: (201) 593-2309, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document.
          “Offer to Purchase” shall have the meaning provided in Section 5.06.
          “Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

          “Participant” shall have the meaning provided in Section 2.04(a).
          “Payment Office” shall mean the office of the Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Permissible Transferees” shall mean in the case of BRS or any BRS Investor, (A) any Affiliate of BRS, (B) any managing director, general partner, limited partner (but, in the case of any limited partner, only to the extent that such limited partner receives its shares of equity in Holdings through a pro rata in-kind distribution from the existing fund through which such limited partner’s investment in Holdings is held), director, officer or employee of BRS or any Affiliate thereof (collectively, “BRS Associates”), and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants or (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any BRS Associate and (D) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a BRS Associate, his or her spouse, parents, siblings, or direct lineal descendants.
          “Permitted Acquired Debt” shall have the meaning provided in Section 9.04(vi).
          “Permitted Acquisition” shall mean the acquisition by the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving Person) or a Wholly-Owned Domestic Subsidiary of the Borrower which is a Subsidiary Guarantor (so long as a Wholly-Owned Domestic Subsidiary that is a Subsidiary Guarantor is the surviving Person)), provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Domestic Subsidiary consists solely of the type of consideration set forth in the definition of “Maximum Permitted Consideration”, (B) in the case of the acquisition of 100% of the capital stock or other Equity Interests of any Person (including way of merger), such Person shall own no capital stock or other Equity Interests of any other Person (excluding de minimis amounts) unless either (x) such Person owns 100% of the capital stock or other Equity Interests of such other Person or (y) (1) such Person and/or its Wholly-Owned Subsidiaries own at least 80% of the consolidated assets of such Person and its Subsidiaries and (2) any non-Wholly Owned Subsidiary of such Person was non-Wholly Owned prior to the date of such Permitted Acquisition of such Person, (C) at least 90% of the consolidated assets and consolidated revenues of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or of the business of the Person acquired pursuant to the respective Permitted Acquisition and its Subsidiaries taken as a whole, is in the United States, (D) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.11 and (E) all requirements of Sections 8.16, 9.02 and 9.12 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted

Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
          “Permitted Acquisition Basket Amount” shall mean the remainder of (A) initially, $100,000,000, provided that on the first day of each fiscal year of the Holdings, commencing on January 1, 2008, such amount shall be increased by $25,000,000 above the amount theretofore in effect, minus (B) the aggregate Maximum Permitted Consideration theretofore paid in respect of other Permitted Acquisitions.
          “Permitted Liens” shall have the meaning provided in Section 9.01.
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.
          “Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Holdings, a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
          “Pledge Agreement” shall mean each of the Holdings Pledge Agreement and the Borrower/Sub Pledge Agreement, as applicable.
          “Pledge Agreement Collateral” shall mean all “Collateral” as defined in each Pledge Agreement.
          “Pledgee” shall have the meaning provided in the Pledge Agreement.
          “Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
          “Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired, repaid or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:
     (i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired, repaid or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired, repaid or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;
     (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and
     (iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be permitted to be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.
          “Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated January 2007 and that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.
          “Qualified Preferred Stock” shall mean any preferred stock of Holdings so long as (A) in each case the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision, (ii) do not require the cash payment of dividends, (iii) do not contain any covenants (other than financial reporting covenants), (iv) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings, or liquidations involving Holdings, and (v) are otherwise reasonably satisfactory to the Administrative Agent.
          “Quarterly Payment Date” shall mean the last Business Day of each September, December, March and June occurring after the Initial Borrowing Date, commencing on March 31, 2007.
          “Quarterly Pricing Certificate” shall have the meaning set forth in the definition of “Applicable Commitment Commission Percentage” and “Applicable Margin”.
          “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
          “Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Holdings or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 8.03 (in either case, excluding any business interruption insurance proceeds).
          “Refinancing” shall mean the repayment of all outstanding loans and all other obligations (and the termination of all commitments) under the Existing Credit Agreement.
          “Register” shall have the meaning provided in Section 13.15.
          “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

          “Replacement Holdings Note Documents” shall mean the Replacement Holdings Note Indenture, the Replacement Holdings Notes and each other document or agreement relating to the issuance of the Replacement Holdings Notes.
          “Replacement Holdings Note Indenture” shall mean the Indenture to be entered into between Holdings and the trustee thereunder pursuant to which the Replacement Holdings Notes are to be issued, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          “Replacement Holdings Notes” shall have the meaning provided in Section 9.04(xi), as the same may be amended or supplemented from time to time in accordance with the terms thereof and hereof.
          “Replaced Lender” shall have the meaning provided in Section 1.13.
          “Replacement Lender” shall have the meaning provided in Section 1.13.
          “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.
          “Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans and Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least 50.1% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders of such time and (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).
          “Returns” shall have the meaning provided in Section 7.09.
          “Revolver Event of Default” shall mean any Event of Default under Section 10.03 as a result of Holdings and the Borrower failing to be in compliance with Section 9.07.
          “Revolving Loan” shall have the meaning provided in Section 1.01(b).
          “Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).
          “Revolving Loan Maturity Date” shall mean February 27, 2012.

          “Revolving Note” shall have the meaning provided in Section 1.05(a).
          “Revolving Obligations” shall mean and include all Obligations relating to the Total Revolving Loan Commitment and to the Revolving Loans, Swingline Loans and Letters of Credit.
          “RL Lender” shall mean each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.
          “RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentage of such RL Lender shall be determined immediately prior (and without giving effect) to such termination.
          “S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
          “Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 4.02(b)(ii).
          “Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 4.02(b)(ii).
          “Scheduled Initial Term Loan Repayment” shall have the meaning provided in Section 4.02(b)(i).
          “Scheduled Initial Term Loan Repayment Date” shall have the meaning provided in Section 4.02(b)(i).
          “Scheduled Term Loan Repayment” shall mean each Scheduled Initial Term Loan Repayment and each Scheduled Incremental Term Loan Repayment of a given Tranche, as the context may require.
          “Scheduled Term Loan Repayment Date” shall mean each Scheduled Initial Term Loan Repayment Date and each Scheduled Incremental Term Loan Repayment Date of a given Tranche, as the context may require.
          “SEC” shall have the meaning provided in Section 8.01(h).
          “Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).
          “Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

          “Secured Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Secured Indebtedness on such date to Consolidated EBITDA for the Test Period last ended on or prior to such date.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Security Agreement” shall have the meaning provided in Section 5.11.
          “Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.
          “Security Document” shall mean and include each of the Security Agreement, the Borrower/Sub Pledge Agreement, the Holdings Pledge Agreement and, after the execution and delivery thereof, each Additional Security Document.
          “Seller Financing” shall mean Indebtedness of the Borrower or a Subsidiary Guarantor issued as consideration to a seller of assets (including equity) pursuant to a Permitted Acquisition.
          “Shareholders’ Agreements” shall have the meaning provided in Section 5.05.
          “Significant Asset Sale” shall mean each Asset Sale (or series of related Asset Sales) which generates Net Sale Proceeds of at least $5,000,000.
          “Specified Default” shall mean any Default under Section 10.01 or 10.05.
          “Start Date” shall mean each date of delivery of a Quarterly Pricing Certificate pursuant to the definition of “Applicable Commitment Commission Percentage” and “Applicable Margin” contained herein.
          “Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).
          “Subsidiaries Guaranty” shall have the meaning provided in Section 5.12.
          “Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.
          “Subsidiary Guarantor” shall mean each Domestic Subsidiary of the Borrower and, to the extent required by Section 8.13, each Foreign Subsidiary of the Borrower.

          “Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.
          “Swingline Lender” shall mean DBTCA for so long as DBTCA is the Administrative Agent hereunder and thereafter shall mean the successor Administrative Agent in its individual capacity.
          “Swingline Loan” shall have the meaning provided in Section 1.01(d).
          “Swingline Note” shall have the meaning provided in Section 1.05(a).
          “Swiss Clubs Sale” shall mean either (x) the sale of any or all of the clubs owned by the Swiss Subsidiary on the Effective Date or (y) the sale of all the capital stock of the Swiss Subsidiary so long as the only clubs included in such sale are those clubs owned by the Swiss Subsidiary on the Effective Date (it being understood that, in the case of this clause (y), to the extent that clubs other than those owned by the Swiss Subsidiary on the Effective date are included in such sale, the sale of such clubs shall only be permitted to the extent such clubs could be sold at such time pursuant to (and utilize the basket under) Section 9.02(iv)).
          “Swiss Subsidiary” shall mean Town Sports, A.G., a corporation organized under the laws of Switzerland and a Wholly Owned Foreign Subsidiary of the Borrower.
          “Syndication Date” shall mean that date upon which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and resultant addition Persons as Lenders pursuant to Section 13.04(b)) has been completed.
          “Tax Benefit” shall have the meaning provided in Section 4.04(c).
          “Tax Sharing Agreements” shall have the meaning provided in Section 5.05.
          “Taxes” shall have the meaning provided in Section 4.04(a).
          “Term Loan” shall mean each Initial Term Loan and each Incremental Term Loan.
          “Term Loan Commitments” shall mean, collectively, the Initial Term Loan Commitments and the Incremental Term Loan Commitments.
          “Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.
          “Test Period” shall mean each period of four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period).

          “Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.
          “Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.
          “Total Incremental Term Loan Commitment” of any Tranche of Incremental Term Loans shall mean, at any time, the sum of the Incremental Term Loan Commitments of such Tranche of each of the Lenders at such time.
          “Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period last ended on or prior to such date.
          “Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.
          “Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the sum of the aggregate principal amount of all Revolving Loans and Swingline Loans then outstanding plus the aggregate amount of all Letter of Credit Outstandings.
          “Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches on the Effective Date, i.e., Initial Term Loans, Revolving Loans and Swingline Loans. In addition, and notwithstanding the foregoing, any Incremental Term Loans extended after the Initial Borrowing Date shall, except to the extent provided in Section 1.14(c), be made pursuant to one or more additional Tranches of Term Loans which shall be designated pursuant to the respective Incremental Term Loan Commitment Agreement in accordance with the relevant requirements specified in Section 1.14.
          “Transaction” shall mean, collectively, (i) the consummation of the Refinancing, (ii) the consummation of the Existing Senior Notes Tender Offer/Consent Solicitation and the Existing Senior Notes Redemption, (iii) the entering into of the Credit Documents on the Initial Borrowing Date and the incurrence of Initial Term Loans on such date and (iv) the payment of all fees and expenses in connection with the foregoing.
          “Transaction Expenses” shall mean all fees and expenses incurred in connection with, and payable prior to or in connection with the closing of, the Transaction and the transactions contemplated in connection with the Transaction, including all closing fees paid to any of the Lenders and the Administrative Agent hereunder, attorney’s fees, accountants’ fees, placement agents’ fees, discounts, commissions and brokerage fees and consultant fees.
          “Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.
          “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.
          “United States” and “U.S.” shall each mean the United States of America.
          “Unpaid Drawing” shall have the meaning provided in Section 2.05(a).
          “Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.
          “Voting Equity Interests” shall mean, as to any Person, any class or classes of outstanding Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.
          “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.
          “Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.
          “Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Foreign Subsidiary of such Person.
          “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than, in the case of a Foreign Subsidiary, director’s qualifying shares and nominal amount of shares held by local nationals, in each case to the extent required by applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time. Unless otherwise indicated herein, or the context otherwise requires, all references herein to any Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries shall mean and be deemed to be references to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries, as the case may be, of the Borrower.
          SECTION 12. The Administrative Agent.
          12.01 Appointment. The Lenders hereby irrevocably designate and appoint DBTCA as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term

“Administrative Agent” also shall include (x) DBTCA in its capacity as Collateral Agent pursuant to the Security Documents and (y) Deutsche Bank Securities Inc., an affiliate of DBTCA, in its capacity as the Lead Arranger and Book Manager in connection with this Agreement and the financings contemplated hereby) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.
          12.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
          (b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.
          12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.
          12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders or the Majority Lenders of the relevant Tranche (as applicable) with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders or such Majority Lenders (as applicable); and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders or the Majority Lenders of the respective Tranche (as applicable).
          12.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
          12.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature (including, without limitation, any customary indemnifications provided to a deposit account bank pursuant to a “control agreement” referred to in the Security Agreement) which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document (including with respect to any agreements or other instruments referred to herein or therein) or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the

Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Majority Lenders” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
          12.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
          12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, in either case, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
          (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower

(which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
          (e) Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.
          SECTION 13. Miscellaneous.
          13.01 Payment of Expenses, etc. The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent in connection with its syndication efforts and administration functions with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Issuing Lenders and Lenders); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Holdings, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
          13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to (x) each Lender in the case of Sections 1.01(d), 1.03(a) and 2.04(c) and (y) the Administrative Agent and the Borrower (in either case) shall not be effective until received by such Lender, the Administrative Agent or the Borrower, as the case may be.
          13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder or under the other Credit Documents without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments and outstanding Loans hereunder except as provided in Sections 1.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Revolving Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement, (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating or (iv) release all or substantially all of the Subsidiary Guarantors under the Subsidiaries Guaranty (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.
          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, the consent of the Borrower in each case shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not be unreasonably withheld or delayed), (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in

Section 4.04(b). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 2.06 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
          (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
          13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.
          13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a

sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
          (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
          13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining the Applicable Commitment Fee Percentage, the Applicable Margins and the Incremental Term Loan Commitment Requirements and compliance with Sections 8.16, 9.04(xii) and 9.07 shall utilize generally accepted accounting principles and policies in conformity with those used to prepare the December 31, 2005 year-end historical financial statements of Holdings and its Subsidiaries referred to in Section 7.05(a), (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis, and (iii) for the period from the Initial Borrowing Date through and including the earlier of the Existing Senior Notes Redemption Date, all computations and all definitions (including accounting terms) used in determining the Applicable Commitment Fee Percentage, the Applicable Margins and the Incremental Term Loan Commitment Requirements and compliance with Sections 8.16, 9.04(xii) and 9.07, shall be calculated as if the Existing Senior Notes were not outstanding and as if there was no interest expense associated therewith.
          (b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.
          13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE SECURITY DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT

DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS AND THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER. EACH OF HOLDINGS AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.
          (b) EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
          13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give Holdings, the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.
          13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by (A) in the case of (x) any amendment, modification or waiver of Section 9.07 or any of the financial definitions used in determining compliance with Section 9.07 or (y) any waiver of any Revolver Event of Default, the Majority Lenders holding outstanding Revolving Obligations (or Revolving Loan Commitments in respect thereof) and (B) in the case of any other change, waiver, discharge or termination of any other term or provision of this Agreement or any other Credit Document, the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected in the case of following clauses (i) and (vi)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) release all or substantially all of the Subsidiary Guarantors (except as expressly provided in the Credit Documents) from the Subsidiaries Guaranty, (iv) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Effective

Date), (v) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (vi) amend, modify or waive Section 13.06(a) in a manner that would alter the pro rata sharing of payments required thereby, or (vii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement as originally in effect, (x) without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below in this sub-clause (x), alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 4.01(a) or 4.02 (excluding Section 4.02(b)) (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (y) without the consent of the Majority Lenders of each Tranche which is adversely affected by such amendment, amend the definition of Majority Lenders (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (3) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (4) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (5) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (6) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, or (7) without the consent of the Majority Lenders under the affected Tranche of Term Loans, reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment in respect of such Tranche of Term Loans.
          (b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (B) (i) through (vii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of

Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings in accordance with Sections 3.02(b) and/or 4.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the further proviso to Section 13.12(a).
          13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
          13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
          13.15 Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15, provided that the Borrower will not be liable for any portion of such losses, claims, damages or liabilities to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
          13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will not disclose without the prior consent of Holdings and the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender otherwise permitted by this Agreement, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.
          (b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.
*  *  *

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address

888 Seventh Avenue
25th Floor	TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
New York, New York 10106
Attention: Richard Pyle
Tel. No.: (212) 246-6700
Fax No.: (212) 664-8906	By:	/s/ Richard Pyle

Name: Richard Pyle
Title: Chief Financial Officer

888 Seventh Avenue	TOWN SPORTS INTERNATIONAL, LLC
25th Floor
New York, New York 10106
Attention: Richard Pyle
Tel. No.: (212) 246-6700
Fax No.: (212) 664-8906	By:	/s/ Richard Pyle

Name: Richard Pyle
Title: Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, Individually and as Administrative Agent
By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Vice President

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG TOWN SPORTS INTERNATIONAL HOLDINGS, INC., TOWN SPORTS INTERNATIONAL, LLC, THE LENDERS PARTY HERETO FROM TIME TO TIME, AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION: SOVEREIGN BANK
By:	/s/ Christine Gerula
	Name:	Christine Gerula
	Title:	Senior Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG TOWN SPORTS INTERNATIONAL HOLDINGS, INC., TOWN SPORTS INTERNATIONAL, LLC, THE LENDERS PARTY HERETO FROM TIME TO TIME, AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT

KEYBANK NATIONAL ASSOCIATION:
By:	/s/ Brendan A. Lawlor
	Name:	Brendan A. Lawlor
	Title:	Senior Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG TOWN SPORTS INTERNATIONAL HOLDINGS, INC., TOWN SPORTS INTERNATIONAL, LLC, THE LENDERS PARTY HERETO FROM TIME TO TIME, AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION: CITIBANK, N.A.
By:	/s/ Steve T. Zuvich
	Name:	Steve T. Zuvich

SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG TOWN SPORTS INTERNATIONAL HOLDINGS, INC., TOWN SPORTS INTERNATIONAL, LLC, THE LENDERS PARTY HERETO FROM TIME TO TIME, AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION: CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ Sarah Wu
	Name:	Sarah Wu
	Title:	Director

By:	/s/ Laurence Lapeyre
	Name:	Laurence Lapeyre
	Title:	Associate

SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG TOWN SPORTS INTERNATIONAL HOLDINGS, INC., TOWN SPORTS INTERNATIONAL, LLC, THE LENDERS PARTY HERETO FROM TIME TO TIME, AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION: WACHOVIA BANK, N.A.
By:	/s/ Tyrone J. Williams
	Name:	Tyrone J. Williams
	Title:	Senior Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG TOWN SPORTS INTERNATIONAL HOLDINGS, INC., TOWN SPORTS INTERNATIONAL, LLC, THE LENDERS PARTY HERETO FROM TIME TO TIME, AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION: THE CIT GROUP EQUIPMENT FINANCE INC.
By:	/s/ Vincent Devito
	Name:	Vincent Devito
	Title:	Managing Director

SIGNATURE PAGE TO THE CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG TOWN SPORTS INTERNATIONAL HOLDINGS, INC., TOWN SPORTS INTERNATIONAL, LLC, THE LENDERS PARTY HERETO FROM TIME TO TIME, AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT

NAME OF INSTITUTION: BANK OF AMERICA, NATIONAL ASSOCIATION
By:	/s/ Jana L. Baker
	Name:	Jana L. Baker
	Title:	Vice President